UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Copano Energy, L.L.C.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

NOTICE OF ANNUAL MEETING OF UNITHOLDERS
TO BE HELD ON MAY 24, 2007

Dear Unitholder:

You are cordially invited to attend the 2007 Annual Meeting of Unitholders (the “Annual Meeting”) of Copano Energy, L.L.C., a Delaware limited liability company (“Copano”), which will be held on Thursday, May 24, 2007, at 9:00 a.m., Central Daylight Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019. The Annual Meeting will be held for the following purposes:

1.	To elect seven directors to Copano’s Board of Directors to serve until the 2008 Annual Meeting of Unitholders;

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditor of Copano for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting.

Additional information regarding the Annual Meeting is set forth in the attached Proxy Statement.

Only unitholders of record at the close of business on April 5, 2007 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponement thereof. A list of our unitholders will be available for examination at the Annual Meeting and at Copano’s Houston office at least ten days prior to the Annual Meeting.

By Order of the Board of Directors,

Douglas L. Lawing
Vice President, General Counsel and Secretary

Houston, Texas
April 13, 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

PROXY STATEMENT

COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

PROXY STATEMENT

Annual Meeting of Unitholders
To Be Held on Thursday, May 24, 2007

This Proxy Statement, which was first mailed to our unitholders on April 13, 2007, is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of Copano Energy, L.L.C., for use at our 2007 Annual Meeting of Unitholders (the “Annual Meeting”) or at any adjournments or postponements thereof. The Annual Meeting will be held on Thursday, May 24, 2007, at 9:00 a.m., Central Daylight Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019. Only holders of record of common units at the close of business on April 5, 2007 (the “Record Date”) were entitled to notice of, and are entitled to vote at, the Annual Meeting and any adjournments or postponements thereof, unless such adjournment or postponement is for more than 45 days, in which event we will set a new record date. Unless the context requires otherwise, the terms “our,” “we,” “us” and similar terms refer to Copano Energy, L.L.C., together with its consolidated subsidiaries.

Proposals

At our 2007 Annual Meeting of Unitholders, we are asking our common unitholders to consider and act upon proposals to: (1) elect seven directors to serve until our 2008 Annual Meeting and (2) ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2007.

Quorum Required

The presence, in person or by proxy, of the holders as of the Record Date of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposals at the Annual Meeting. Withheld votes will count as present for purposes of establishing a quorum on the proposals.

How to Vote

You may vote in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting, we encourage you to complete, sign and return your proxy card in advance of the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, please note that if your units are held in “street name” (in the name of a broker or by a bank or other nominee), you are considered the beneficial owner of these units and proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to these units, the unitholder of record. As the beneficial owner, you have the right to direct your broker how to vote, however, since you are not the unitholder of record, you may not vote these units in person at the Annual Meeting unless you obtain from your brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units. Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy before it is voted at the Annual Meeting as follows: (i) by delivering, before or at the Annual Meeting, a new proxy with a later date; (ii) by delivering, on or before the business day prior to the Annual Meeting, a notice of revocation to our Secretary at the address set forth in the notice of the Annual Meeting; (iii) by attending the Annual Meeting in person and voting, although your attendance at the Annual Meeting, without actually voting, will not by itself revoke a previously granted proxy; or (iv) if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

Outstanding Common Units Held on Record Date

As of the Record Date, there were 42,581,478 outstanding common units entitled to vote at the Annual Meeting on a post unit split basis (see “Two-for-One Split of Common Units” below).

Two-for-One Split of Common Units

On February 15, 2007, our Board of Directors approved a two-for-one split for all of our outstanding common units. The unit split entitled each unitholder of record at the close of business on March 15, 2007, to receive one additional common unit for every common unit held on that date. The additional common units were distributed to unitholders on March 30, 2007. All references to units contained in this Proxy Statement, including references to common units, restricted units and options to purchase common units, relate to the pre-split units, unless indicated otherwise.

Copano/Operations, Inc.

When we refer to our employees in this Proxy Statement, we are referring to individuals (i) that we employ or (ii) that are employed by Copano/Operations, Inc., or Copano Operations, and who perform services for our benefit pursuant our administrative and operating services agreement with Copano Operations. For additional information with respect to our business relationship with Copano Operations, please read “Certain Relationships and Related Transactions — Copano/Operations, Inc.”

PROPOSAL ONE — ELECTION OF DIRECTORS

Members of our Board of Directors are elected each year at the Annual Meeting of Unitholders. All seven of our current Board members have been nominated to stand for re-election at the Annual Meeting. We encourage our director nominees to attend our annual meetings to provide an opportunity for unitholders to communicate directly with directors about issues affecting our company. We anticipate that all director nominees will attend the Annual Meeting.

At the Annual Meeting, our common unitholders will consider and act upon a proposal to elect seven directors to our Board of Directors to serve until the 2008 Annual Meeting of Unitholders. Each of the nominees has consented to serve as a director if so elected. Each nominee who is elected to the Board of Directors will serve in such capacity until his term expires or his successor has been duly elected and qualified or until such director dies, resigns or is removed. The persons named as proxies in the accompanying proxy card, who have been designated by our Board of Directors, intend to vote FOR the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If these nominees become unable for any reason to stand for election as a director, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our Board of Directors may recommend and propose to replace such nominee or nominees.

Information concerning the seven director nominees is set forth below.

Director Nominees

			Director
Name	Age	Position with Our Company	Since

John R. Eckel, Jr.	55	Chairman of the Board and Chief Executive Officer	1992
James G. Crump	66	Director	2004
Ernie L. Danner	52	Director	2004
Scott A. Griffiths	52	Director	2004
Michael L. Johnson	56	Director	2004
T. William Porter	65	Director	2004
William L. Thacker	61	Director	2004

John R. Eckel, Jr., Chairman of the Board and Chief Executive Officer, founded our business in 1992 and served as our President and Chief Executive Officer until April 2003, when he was elected to his current position. Mr. Eckel serves on the board of directors and as Chairman of the Texas Pipeline Association. Mr. Eckel also serves as President and Chief Executive Officer of Live Oak Reserves, Inc., which he founded in 1986, and which, with its affiliates, is engaged in oil and gas exploration and production in South Texas. Mr. Eckel received a Bachelor of Arts degree from Columbia University and was employed in various corporate finance positions in New York prior to entering the energy industry in 1979.

James G. Crump joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Crump is the Chairman of the Audit Committee and a member of the Conflicts Committee. He is also a member of the board of directors of UCO GP, LLC, the general partner of the general partner of Universal Compression Partners, L.P. Mr. Crump began his career at Price Waterhouse in 1962 and became a partner in 1974. From 1977 until the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Crump held numerous management and leadership roles. From 1998 until his retirement in 2001, Mr. Crump served as Global Energy and Mining Cluster Leader, a member of the U.S. Management Committee and the Global Management Committee and as Houston Office Managing Partner of PricewaterhouseCoopers. Mr. Crump holds a B.A. in Accounting from Lamar University.

Ernie L. Danner joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Danner is the Chairman of the Conflicts Committee and a member of the Audit Committee. Mr. Danner currently serves as Executive Vice President and Chief Operating Officer and as a director of Universal Compression Holdings, Inc. Mr. Danner is also a member of the board of directors of UCO GP, LLC, the general partner of the general partner of Universal Compression Partners, L.P. Mr. Danner joined Universal Compression in 1998 as its Chief Financial Officer. He also serves as a director of Horizon Lines, Inc. Mr. Danner holds a B.A. and an M.A. in Accounting from Rice University.

Scott A. Griffiths joined our Board of Directors in December 2004. Mr. Griffiths is a member of the Nominating and Governance Committee and the Compensation Committee. Mr. Griffiths served as Senior Vice President and Chief Operating Officer of Hydro Gulf of Mexico, L.L.C. from December 2005 to December 2006. From 2003 through December 2005, Mr. Griffiths served as Executive Vice President and Chief Operating Officer of Spinnaker Exploration Company. From 2002 to 2003, Mr. Griffiths served as Senior Vice President, Worldwide Exploration for Ocean Energy, Inc. Mr. Griffiths joined Ocean following the 1999 merger of Ocean and Seagull Energy Corporation, where he served as Vice President, Domestic Exploration. He holds a B.S. in Geology from the University of New Mexico and an M.A. in Geology from Indiana University.

Michael L. Johnson joined our Board of Directors in December 2004. Mr. Johnson is a member of the Audit Committee and the Conflicts Committee. Mr. Johnson began his career in 1975 with Conoco Inc. and most recently served as Chairman and Chief Executive Officer of Conoco Gas and Power from 1997 until his retirement in 2002. Mr. Johnson holds a B.S. in Geology from New Mexico State University, an M.A. in Geochemistry from Rice University and an M.S. in Management, Sloan Fellow from Alfred P. Sloan School of Business, M.I.T.

T. William Porter joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Porter is the Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. Mr. Porter is Chairman and a founding partner of Porter & Hedges, L.L.P., a Houston law firm formed in 1981. He also serves as a director of Cal Dive International, Inc. and as a director of U.S. Concrete, Inc. Mr. Porter holds a Bachelor of Business Administration degree in Finance from Southern Methodist University and Bachelor of Law degree from Duke University.

William L. Thacker joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Thacker is the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. Mr. Thacker is a member of the board of directors of Kayne Anderson Energy Development Company and Mirant Corporation. Mr. Thacker joined Texas Eastern Products Pipeline Company (the general partner of TEPPCO Partners, L.P.) in September 1992 as President, Chief Operating Officer and director. He was elected Chief Executive Officer in January 1994. In March 1997, he was named to the additional position of Chairman of the Board, which he held until his retirement in May 2002. Prior to joining Texas Eastern Products Pipeline Company, Mr. Thacker was President of Unocal Pipeline Company from 1986 until 1992. Mr. Thacker is past Chairman of the Executive Committee of the Association of Oil Pipelines, has served as a member of the board of directors of the American Petroleum Institute, and has actively participated in many energy-related organizations during his 35-year career in the energy industry. Mr. Thacker holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and a Masters of Business Administration degree from Lamar University.

Required Vote

Our limited liability company agreement provides for “cumulative voting” in the election of directors. This means that a unitholder will be entitled to a number of votes equal to (i) the number of units that such unitholder is entitled to vote at the Annual Meeting (ii) multiplied by the number of directors to be elected at the Annual Meeting. A unitholder may (i) cast all such votes for a single director, (ii) distribute them evenly among the number of directors to be voted for at the Annual Meeting, or (iii) distribute them among any two or more directors to be voted for at the Annual Meeting. For example, because there are seven director nominees, if you own 100 units you will be entitled to cast 700 votes in the manner set forth in the preceding sentence. Cumulative voting permits a unitholder to concentrate his or her votes on fewer nominees, thereby allowing the unitholder potentially to have a greater impact on the outcome of the election with respect to one or more nominees. A unitholder holding a sufficient number of units may have the ability to elect one or more nominees to the Board of Directors without the support of other unitholders.

With respect to the Annual Meeting, we have seven nominees and seven available board seats. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. The seven nominees receiving the most votes cast at the Annual Meeting will be elected to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

The Nominating and Governance Committee of the Board of Directors reviews director independence on an annual basis and makes this subjective determination by considering all direct or indirect business relationships between each director (including his or her immediate family) and our company, as well as relationships with charitable organizations. The Nominating and Governance Committee has determined that Messrs. Crump, Danner, Griffiths, Johnson, Porter and Thacker qualify as “independent” in accordance with the published listing requirements of The NASDAQ Stock Market LLC (“NASDAQ”). The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of our company and has not engaged in various types of business dealings with our company. In addition, as further required by the NASDAQ rules, the Nominating and Governance Committee has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Nominating and Governance Committee, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. Mr. Eckel is not independent by virtue of his role as Chief Executive Officer of our company.

During the Nominating and Governance Committee’s most recent review of independence, the following relationships were considered:

•	Mr. Thacker is a member of the Board of Directors of Kayne Anderson Energy Development Company, an investment company that invests in non-publicly traded energy companies. A subsidiary of Kayne Anderson Capital Advisors, L.P., a registered investment advisor, manages the investments of Kayne Anderson Energy Development Company. Kayne Anderson Capital Advisors, L.P beneficially owns approximately 10.3% of our common units.

•	Mr. Danner serves as Executive Vice President and Chief Operating Officer and a director of Universal Compression Holdings, Inc., a provider of natural gas compression services to the domestic and international natural gas industry. Additionally, Mr. Danner and Mr. Crump are members of the board of directors of UCO GP, LLC, the general partner of the general partner of Universal Compression Partners, L.P., a subsidiary of Universal Compression Holdings, Inc. In 2006, we paid subsidiaries of Universal Compression Holdings, Inc. approximately $1.6 million for the acquisition of compressor units, for rental, installation or compression services and for compressor repairs.

After consideration, the Nominating and Governance Committee determined that these relationships would not interfere with Mr. Thacker’s, Mr. Danner’s or Mr. Crump’s independent judgment as Copano Board members.

In addition, the members of the Audit Committee of the Board of Directors each qualify as “independent” under special standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees, and the Audit Committee includes at least one member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent” director. Mr. Crump is the independent director who has been determined to be an audit committee financial expert. Unitholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Crump’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Crump any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibility to provide effective governance over our affairs for the benefit of our unitholders. In addition, we have adopted a Code of Business Conduct and Ethics, which sets forth legal and ethical standards of conduct for all our employees and other personnel. We also have adopted a code of ethics as defined in Item 406 of Regulation S-K, which applies to our Chief Executive Officer and principal financial officers. If any substantive amendments are made to this Code of Ethics for Chief Executive Officer and principal financial officers or if we grant any waiver, including any implicit waiver, from a provision of the code, we will disclose the nature of such amendment or waiver within four business days on our internet website at www.copanoenergy.com. All of these documents are available on our website and will be provided free of charge to any unitholder requesting a copy by writing to our Corporate Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Communications to Our Board of Directors

The Board of Directors is receptive to direct communication with unitholders and recommends that unitholders initiate any communications with our Board in writing and send them to our Board of Directors c/o Douglas L. Lawing, Vice President, General Counsel and Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. All such communications will be forwarded without review to the appropriate directors. This centralized process will assist our Board of Directors in reviewing and responding to unitholder communications in an appropriate manner. The name of any specific Board recipient should be noted in the communication. Communications to our Board of Directors must include the number of units owned by the unitholder as well as the unitholder’s name, address, telephone number and email address, if any.

Meetings of Our Board of Directors; Executive Sessions

Our Board of Directors holds regular and special meetings from time to time as may be necessary. Regular meetings may be held without notice on dates set by the Board of Directors from time to time. Special meetings of the Board of Directors may be called with reasonable notice to each member upon request of the Chairman of the Board of Directors or upon the written request of any three Board members. A quorum for a regular or special Meeting will exist when a majority of the members are participating in the meeting either in person or by conference telephone. Any action required or permitted to be taken at a Board meeting may be taken without a meeting, without prior notice and without a vote if all of the members sign a written consent authorizing the action.

During the period from January 1 through December 31, 2006, our Board of Directors held 14 regular and two special meetings. The standing Committees of our Board of Directors held an aggregate of 22 meetings during this period. The average attendance at the Board of Directors and committee meetings was 90%. Each director attended at least 75% of the aggregate number of meetings of the Board and Committees on which he served except for Mr. Porter, who attended 68% of such meetings.

The Corporate Governance Guidelines adopted by our Board of Directors provide that the independent directors will meet in executive session at least quarterly, or more frequently if necessary. The Chairman of our Nominating and Governance Committee will chair the executive sessions of the independent directors.

Committees of Our Board of Directors

The Board of Directors currently has, and appoints the members of, standing Audit, Compensation, Conflicts, and Nominating and Governance Committees. Each member of these Committees is an independent director in accordance with the NASDAQ listing standards described above and applicable SEC rules. Our Board of Directors has adopted a written charter for each of these Committees, which sets forth each Committee’s purposes, responsibilities and authority. Each Committee reviews and assesses on an annual basis the adequacy of its charter and recommends any proposed modifications to the Board for its approval. These committee charters are available on our website at www.copanoenergy.com. You may also contact Douglas L. Lawing, our Vice President, General Counsel and Secretary at Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, to request paper copies free of charge. The following is a brief description of the functions and operations of the standing Committees of our Board of Directors.

Audit Committee.  The Audit Committee assists the Board of Directors in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditor. During the period from January 1 through December 31, 2006, the Audit Committee held nine meetings. The Audit Committee is currently comprised of three directors: Mr. Crump (Chairman), Mr. Danner and Mr. Johnson. Each member of the Audit Committee is

“independent” as defined by the NASDAQ listing standards and applicable SEC rules. Mr. Crump has been designated the “audit committee financial expert” as prescribed by the SEC.

The report of our Audit Committee appears under the heading “Report of the Audit Committee” below.

Compensation Committee.  The Compensation Committee’s primary responsibilities are to (i) approve the compensation arrangements for senior management of our company and for our Board members, including establishment of salaries and bonuses and other compensation for executive officers of our company, (ii) to approve any compensation plans in which officers and directors of our company are eligible to participate and to administer such plans, including the granting of equity awards or other benefits under any such plans and (iii) to review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement. The Compensation Committee also oversees the preparation of a report on executive compensation for inclusion in the annual proxy statement. The Committee’s charter was amended by the Board in February 2007 to, among other things, clarify the Committee’s responsibilities with respect to compensation-related disclosures included in our proxy statements for annual unitholders’ meetings.

During the period from January 1 to December 31, 2006, the Compensation Committee held four meetings. The Compensation Committee is currently comprised of three directors: William L. Thacker (Chairman), Scott A. Griffiths and T. William Porter. Messr. Thacker and Porter have served as members of the Compensation Committee since the Compensation Committee’s formation in November 2004, while Mr. Griffiths was appointed to the Compensation Committee in December 2004. Each of the Compensation Committee members is “independent” as defined by the NASDAQ listing standards. All Compensation Committee members are also “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

The report of our Compensation Committee appears under the heading “Report of the Compensation Committee” below.

Conflicts Committee.  Upon the request of the Board of Directors, the Conflicts Committee reviews specific matters that the Board of Directors believes may involve conflicts of interest between our Board members or their affiliates and our company. Any matters approved by the Conflicts Committee will be permitted and deemed approved by all unitholders and will not constitute a breach of our limited liability company agreement or of any duty stated or implied by law or equity, including any fiduciary duty.

In addition to conflicts involving Board members, the Conflicts Committee is responsible for investigating, reviewing and acting on other matters where a conflict of interest arises. The Committee’s charter was amended by the Board in February 2007 to, among other things, establish the Conflicts Committee’s policy and procedures for review, approval and ratification of transactions involving our company and “related persons” (directors, director nominees, executive officers or their immediate family members, or unitholders owning five percent or greater of our company’s outstanding common units). The amended charter covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions with our company involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The amended charter states that in determining whether to approve or ratify a conflict of interest transaction, including a related person transaction, the Conflicts Committee shall consider whether or not the transaction is (i) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (ii) fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). Currently, our only transactions with related persons (other than in their capacity as our employees) are those described under “Certain Relationships and Related Transactions.” The agreements underlying these transactions were entered into prior to the time of our initial public offering in November 2004.

During the period from January 1, 2006 through December 31, 2006, the Conflicts Committee held four meetings. The Conflicts Committee is currently comprised of three directors: Mr. Danner (Chairman), Mr. Crump and Mr. Johnson. All of the members of the Conflicts Committee are “independent” as defined by the NASDAQ listing standards.

Nominating and Governance Committee.  The Nominating and Governance Committee’s primary responsibilities are (i) to recruit and recommend candidates for election to the Board of Directors and for committee appointments, (ii) to review the qualifications of candidates for newly-created or vacant offices of our company and recommend officer nominees for such positions to the Board, (iii) to develop and recommend corporate governance guidelines to the Board of Directors, and to assist the Board in implementing such guidelines, (iv) to lead the Board in its annual review of the performance of our Board and its Committees and (v) to develop and monitor our succession plan. Although the Nominating and Governance Committee has no set of specific minimum qualifications for director nominees, the Committee will evaluate each nominee based upon a consideration of a nominee’s qualification as independent and consideration of diversity, age, skills and experience in the context of the needs of the Board as described in our Corporate Governance Guidelines. The Nominating and Governance Committee may rely on various sources to identify director nominees. These include input from directors, management, professional search firms and others that the Committee feels are reliable. In connection with the selection of our current independent directors in 2004, we paid a professional search firm to assist with the identification and evaluation of potential director nominees. In February 2007, our Board of Directors approved an amendment to the Nominating and Governance Committee Charter to, among other things, clarify the Nominating and Governance Committee’s responsibility to make an annual determination as to the independence of any director nominee under applicable NASDAQ and SEC rules.

The Nominating and Governance Committee will consider director candidate suggestions made by unitholders in the same manner as other candidates. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Nominating and Governance Committee, c/o Douglas L. Lawing, Vice President, General Counsel and Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. For other procedures that must be followed in order for the Committee to consider recommendations from unitholders, please read “Unitholder Proposals and Director Nominations — Recommendation of Director Candidates to the Nominating and Governance Committee.” During the period from January 1 through December 31, 2006, the Nominating and Governance Committee held five meetings. The Nominating and Governance Committee is currently comprised of three directors: Mr. Porter (Chairman), Mr. Thacker and Mr. Griffiths. Each member of the Nominating and Governance Committee is “independent” as defined by the NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation

Messrs. Thacker, Porter and Griffiths currently serve as members of the Compensation Committee and each are “independent” directors as defined by the NASDAQ listing standards. No member of the Compensation Committee has any relationship with our company that is required to be disclosed in any of the reports that we file with the SEC other than service on our Board. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

Annual Retainer and Fees.  Each independent member of our Board of Directors receives an annual retainer of $30,000. We also pay each director serving as Chairman of the Compensation, Conflicts or Nominating and Governance Committee an additional $4,000 per year. The director serving as Chairman of the Audit Committee is paid $8,000 per year and each additional member of the Audit Committee is paid $4,000 per year. Directors are not paid a fee for attendance at individual meetings of our Board of Directors. Directors serving on the Compensation, Conflicts or Nominating and Governance Committees are paid a fee of $1,000 for attendance at each meeting and directors serving on the Audit Committee are paid a fee of $1,500 for attendance at each meeting. In addition, Messrs. Crump and Thacker were each paid a fee of $1,000 per meeting for service on a committee which met last year in connection with (i) the pricing of our 2006 private placement of senior notes and (ii) the pricing of our 2006 underwritten public equity offering. Each independent member of our Board of Directors is also reimbursed for out-of-pocket expenses incurred in connection with attending meetings of our Board of Directors or committees. Each director is fully indemnified by us for actions associated with being a member of our Board of Directors to the extent permitted under Delaware law.

Unit Awards.  Upon the initial election of each of our independent directors, we award each independent director 3,000 restricted common units under our Long-Term Incentive Plan, or LTIP, and annually thereafter, we award each independent director an additional 1,500 restricted common units. Accordingly, each of our independent directors received an initial grant of 3,000 restricted common units in December 2004 and was awarded an additional 1,500 restricted common units in 2005 and in 2006. Each restricted common unit award (and the associated distributions) vests in equal one-third annual installments or upon a change in control, death, disability, failure to be re-nominated for election to the Board of Directors (for post 2005 awards), or, in certain circumstances, retirement.

Director Compensation Table.  The following table summarizes the compensation we paid to our independent directors for the fiscal year ended December 31, 2006.

	Fees Earned	Restricted
Name(1)	or Paid in Cash	Unit Awards(2)(3)		Total

James G. Crump	$59,000	$80,810	(4)	$139,810
Ernie L. Danner	$57,000	$80,810	(4)	$137,810
Scott A. Griffiths	$39,000	$80,810	(4)	$119,810
Michael L. Johnson	$50,500	$80,810	(4)	$131,310
T. William Porter	$42,000	$80,810	(4)	$122,810
William L. Thacker	$45,000	$80,810	(4)	$125,810

     _ _

(1)	Mr. Eckel is not included in the Director Compensation Table since he is not an independent director and thus receives no compensation for his services as a director. The compensation received by Mr. Eckel in 2006 as our Chief Executive Officer is reflected in the 2006 Summary Compensation Table.

(2)	The amounts in the “Restricted Unit Awards” column include the dollar amount of compensation expense we recognized with respect to awards to our independent directors for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123(R) and as a result, include amounts attributable to awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are discussed in Note 9 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 incorporated by reference to this Proxy Statement. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the independent directors.

(3)	As of December 31, 2006, each of the independent directors held 3,500 unvested restricted units. The closing sales price for our common units on December 29, 2006 was $59.60.

(4)	Includes $33,709 of compensation expense recognized by us in 2006 in accordance with SFAS No. 123(R) in connection with May 2006 amendments to the restricted unit awards held by each of the independent directors. These amendments accelerated the annual vesting date of each award by approximately one month and were made to reduce certain of our tax administrative costs. Please read “Compensation Discussion and Analysis — Our Compensation Decisions — Decisions with Respect to LTIP Awards” for further information with respect to these modifications.

Report of the Audit Committee

The Audit Committee oversees the financial reporting process of Copano Energy, L.L.C. on behalf of its Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

With respect to the financial statements for the year ended December 31, 2006, the Audit Committee reviewed and discussed the financial statements of Copano Energy, L.L.C., and Webb/Duval Gatherers, an unconsolidated affiliate, and the quality of financial reporting with management and the independent auditor. It also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and received from the independent auditor the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented and as adopted by the Public Company Accounting Oversight Board in Rule 3600T. Additionally, the Audit Committee has discussed with the independent auditor the independent auditor’s independence with respect to Copano Energy, L.L.C. and Webb/Duval Gatherers. The Audit Committee determined that the non-audit services provided to Copano Energy, L.L.C. and Webb/Duval Gatherers by the independent auditor (discussed below under “Proposal Two: Ratification of Independent Public Accountants”) are compatible with maintaining the independence of the independent auditor.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the financial statements of Copano Energy, L.L.C. and Webb/Duval Gatherers be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted By:

Audit Committee

James G. Crump, Chair
Ernie L. Danner
Michael L. Johnson

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to continue as our independent public accountants for 2007. Deloitte & Touche LLP has served as Copano’s independent auditor since 2002. The Audit Committee has determined to submit Deloitte & Touche LLP’s selection to unitholders for ratification. Unitholder ratification of the selection of Deloitte & Touche LLP as our independent public accountants is not required by our limited liability company agreement or otherwise. We are submitting the selection of Deloitte & Touche LLP to unitholders for ratification as a matter of good corporate practice. If this selection of auditor is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the Annual Meeting, the Audit Committee will reconsider its selection of auditor. We are advised that no member of Deloitte & Touche LLP has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of Deloitte & Touche LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual consolidated financial statements and subsidiary financial statements for each of the fiscal years ended December 31, 2005 and 2006 and the reviews of the financial statements included in any of our Quarterly Reports on Forms 10-Q for each of those fiscal years were $1,231,000 and $2,080,000, respectively.

Audit-Related Fees

Deloitte & Touche LLP also received fees for services that are normally provided by Deloitte & Touche LLP in connection with statutory or regulatory filings. These fees, which in (i)  2005 were associated with our 2006 private placement of senior notes, a potential business acquisition and other filings with the SEC and (ii) 2006 were associated with our 2006 private placement of senior notes, our 2006 underwritten public equity offering, a potential business acquisition and other filings with the SEC, totaled $313,000 and $1,049,000 for the years ended December 31, 2005 and 2006, respectively.

Tax Fees

We incurred aggregate fees of $441,000 and $190,000 for each of the fiscal years ended December 31, 2005 and 2006, respectively, for tax-related services provided by Deloitte & Touche LLP. These fees included fees relating to reviews of tax compliance and to tax advice and planning.

Audit Committee Approval of Audit and Non-Audit Services

In February 2005, the Audit Committee adopted a Pre-Approval of Audit and Non-Audit Services Policy, which requires specific pre-approval by the Audit Committee of audit and non-audit services performed by the independent auditor, unless pre-approval of the type of service is reflected in the pre-approval policy. The pre-approval policy provides specific pre-approval for (i) certain categories of audit services, including audits of our subsidiaries and services associated with SEC filings, (ii) audit-related services, including transaction integration assistance and attestation services required by statute or regulation, (iii) tax-related services and (iv) services relating to business acquisitions or dispositions.

Management is required to report to the Audit Committee its engagement of the independent auditor to perform any of the services specifically pre-approved in the policy and does so on a quarterly basis. The engagement terms and fees related to our annual audit remain subject to the specific approval of the Audit Committee. Additionally, the pre-approval policy specifically prohibits certain non-audit services, including bookkeeping, appraisal or valuation services, and legal services. None of the services covered under the captions “Audit-Related Fees” or “Tax Fees” were provided under the de minimis exception to audit committee approval of 17 CFR 210.2-01(c)(7)(i)(C).

Required Vote

Under our limited liability company agreement, approval of the ratification of the selection of Deloitte & Touche LLP as our independent accountants for 2007 requires the affirmative vote of the holders of a majority of our outstanding units present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business and will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR 2007.

In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our company and our unitholders.

EXECUTIVE OFFICERS

Certain information concerning Copano’s executive officers as of the date of this Proxy Statement is set forth below.

			Director
Name	Age	Position with Our Company(1)	Since

John R. Eckel, Jr.	55	Chairman of the Board and Chief Executive Officer	1992
R. Bruce Northcutt	47	President and Chief Operating Officer
Matthew J. Assiff	40	Senior Vice President and Chief Financial Officer
Ronald W. Bopp	60	Senior Vice President, Corporate Development
Lari Paradee	44	Vice President and Controller
Douglas L. Lawing	46	Vice President, General Counsel and Secretary
Kathryn S. DeYoung	46	Vice President, Government and Regulatory Affairs
Wayne S. Harrison	57	Vice President and Chief Information Officer
Carl A. Luna	37	Vice President, Finance
Texas Gulf Coast
Brian D. Eckhart	51	Senior Vice President, Transportation and Supply
J. Terrell White	43	Vice President, Operations
James J. Gibson, III	61	Vice President, Processing
Mid-Continent Operations
John A. Raber	53	President and Chief Operating Officer
Lee A. Fiegener	47	Vice President, Operations
Thomas A. Coleman	51	Vice President, Engineering
Bruce A. Roderick	48	Vice President, Accounting and Administration
Sharon J. Robinson	47	Vice President, Commercial Activities

(1)	All officer positions are positions with Copano Energy, L.L.C. except those set forth under “Mid-Continent Operations,” which are positions with ScissorTail Energy, LLC, our indirect wholly-owned subsidiary.

John R. Eckel, Jr., Chairman of the Board and Chief Executive Officer, founded our business in 1992 and served as our President and Chief Executive Officer until April 2003, when he was elected to his current position. Mr. Eckel serves on the board of directors and as Chairman of the Texas Pipeline Association. Mr. Eckel also serves as President and Chief Executive Officer of Live Oak Reserves, Inc., which he founded in 1986, and which, with its affiliates, is engaged in oil and gas exploration and production in South Texas. Mr. Eckel received a Bachelor of Arts degree from Columbia University and was employed in various corporate finance positions in New York prior to entering the energy industry in 1979.

R. Bruce Northcutt, President and Chief Operating Officer, has served in his current capacity since April 2003. Mr. Northcutt served as President of El Paso Global Networks Company (a provider of wholesale bandwidth transport services) from November 2001 until April 2003; Managing Director of El Paso Global Networks Company from April 1999 until December 2001 and Vice President, Business Development, of El Paso Gas Services Company (a marketer of strategic interstate pipeline capacity) from January 1998 until April 1999. Mr. Northcutt began his career with Tenneco Oil Exploration and Production in 1982 working in the areas of drilling and production engineering. From 1988 until 1998, Mr. Northcutt held various levels of responsibility within several business units of El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. Mr. Northcutt is a Registered Professional Engineer in Texas.

Matthew J. Assiff, Senior Vice President and Chief Financial Officer, has served in his current capacity since October 2004 and previously served as our Senior Vice President, Finance and Administration, from January 2002. Mr. Assiff serves on the board of directors and as Treasurer of the National Association of Publicly Traded Partnerships. Prior to joining our company, Mr. Assiff was a Vice President within the Global Energy Group of Credit Suisse and was with Donaldson, Lufkin and Jenrette (prior to its purchase by Credit Suisse in 2000) initially as an Associate and subsequently as a Vice President from 1998. Mr. Assiff began his career in 1989 with Goldman, Sachs & Co. in the Mergers & Acquisitions group focusing on energy transactions and has worked in the corporate finance and Mergers & Acquisition groups of Bear Stearns and Chemical Securities (now J. P. Morgan Chase). Mr. Assiff has also worked with Landmark Graphics Company and Compaq Computer in the areas of finance, planning, mergers and acquisitions and corporate venture investing. Mr. Assiff graduated from Columbia University with a Bachelor of Arts degree and holds a Masters of Business Administration degree from Harvard Business School.

Ronald W. Bopp, Senior Vice President, Corporate Development, was elected to his current position in April 2005 to assist us with the development and management of our acquisition opportunities. Mr. Bopp served as Vice President — Onshore Assets of Shell US Gas & Power LLC, an affiliate of Shell Oil Company, from February 1998 until February 2005. From 1994 until February 1998, Mr. Bopp was Vice President and Chief Financial Officer of Corpus Christi Natural Gas Company, a midstream gas gathering, processing, and transportation company that was acquired by affiliates of Shell Oil Company in October 1997. Mr. Bopp graduated from the University of Houston with a Bachelor of Business Administration and a Master of Science in Accounting degree and is a Certified Public Accountant.

Lari Paradee, Vice President and Controller, has served in her current capacity since joining us in July 2003. As Vice President and Controller, Ms. Paradee is primarily responsible for our accounting and reporting functions. From September 2000 until March 2003, Ms. Paradee served as Accounting and Consolidations Manager for Intergen, a global power generation company jointly owned by Shell Generating (Holdings) B.V. and Bechtel Enterprises Energy B.V. Ms. Paradee served as Vice President and Controller of DeepTech International, Inc. (an offshore pipeline and exploration and production company) from May 1991 until August 1998, when DeepTech was merged into El Paso Energy Corporation. Ms. Paradee then served as Manager, Finance and Administration of El Paso Energy until March 2000. Ms. Paradee has served as Senior Auditor and Staff Auditor for Price Waterhouse. Ms. Paradee graduated magna cum laude from Texas Tech University with a B.B.A. in Accounting. Ms. Paradee is also a Certified Public Accountant.

Douglas L. Lawing, Vice President, General Counsel and Secretary, has served in his current capacity since October 2004 and previously served as our General Counsel since November 2003. From January 2002 until November 2003, Mr. Lawing served as our Corporate Counsel. Mr. Lawing has served as Corporate Secretary of our company and its predecessors since February 1994. Additionally, from March 1998 until January 2002, Mr. Lawing served as an Associate Counsel of Nabors Industries, Inc. (now Nabors Industries Ltd., a land drilling contractor). Mr. Lawing holds a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill and a J.D. from Washington and Lee University.

Kathryn S. DeYoung, Vice President, Government and Regulatory Affairs, has served in her current capacity since March 2005. Ms. DeYoung is responsible for coordinating government affairs activities and compliance with state and federal regulations, including compliance with environmental, health and safety standards. Ms. DeYoung has been associated with us since our inception in 1992 and from August 2001 through February 2005, Ms. DeYoung served as our Senior Director, Operations Services. From June 1992 until August 2001, she served as our Director of Operations Services, where her duties included regulatory compliance and risk management. Ms. DeYoung attended the University of St. Thomas and the University of Houston.

Wayne S. Harrison, Vice President and Chief Information Officer, has served in his current capacity since joining our company in June 2005. From the company’s inception in 1992 until June 2005, Mr. Harrison served as a consultant to our company and in that capacity, developed and supported various accounting and financial software application systems. During this period, Mr. Harrison provided similar services to a number of other entities, including Tejas Gas, Energy Dynamics, and O’Connor-Braman Interests and also served as IT Manager for Berry Contracting from 1992 until May 2005. Mr. Harrison graduated from Del Mar College in Corpus Christi, Texas, with an Associate of Applied Science degree in Computer Science and attended Texas A&M University-Corpus Christi.

Carl A. Luna, Vice President, Finance, has served in his current capacity since May 2006 and previously served us as a financial consultant to us from August 2005 to May 2006. Mr. Luna is primarily responsible for our finance and treasury functions. From 1997 until 2005, Mr. Luna served as a Vice President in the Syndicated and Leveraged

Finance Group of J.P. Morgan Securities Inc. and as an Associate in that area from 1995 until 1997. Mr. Luna began his career at Texas Commerce Bank (now J.P. Morgan Chase Bank) in 1992 as an Analyst and subsequently as an Assistant Vice President in the Commercial Banking Division until 1995. Mr. Luna holds a Bachelor of Business Administration degree in Finance from Texas A&M University and a Master of Business Administration degree from Rice University.

Brian D. Eckhart, Senior Vice President, Transportation and Supply, has served in his current capacity since March 2002. From January 1998 until March 2002, Mr. Eckhart served as our Vice President, Business Development. From February 1997 to January 1998, Mr. Eckhart served as Vice President, Operations. From 1979 until 1997, Mr. Eckhart held various engineering and management positions at Natural Gas Pipeline Company of America and other subsidiaries of MidCon Corporation, a predecessor of Kinder Morgan, Inc. Mr. Eckhart graduated from Texas A&M University with a Bachelor of Science degree in Ocean Engineering.

J. Terrell White, Vice President, Operations, has served in his current capacity since joining us in January 1998. Mr. White oversees pipeline operations, including new well connects, dehydration, compression, measurement, and construction activities. From 1990 until 1997, Mr. White served in increasingly responsible engineering, project management and business development roles with Enron Liquid Services Corp., and from February 1997 until January 1998 with TransCanada Energy USA, Inc., following its acquisition of certain Enron midstream assets. From 1985 until 1990, Mr. White was an engineer with Mobil E&P SE, Inc. and Mobil Chemical, involved primarily in gas processing, fractionation, gathering and NGL transportation. Mr. White is a Registered Professional Engineer in the State of Oklahoma. Mr. White graduated from the University of Alabama with a Bachelor of Science degree in Mechanical Engineering.

James J. Gibson, III, Vice President, Processing, has served in his current capacity since joining us in October 2001. Mr. Gibson oversees operations for our processing segment. From 1998 until September 2001, Mr. Gibson served as Manager, Business Development — Texas Gas Plants of Coral Energy, LLC, an affiliate of Shell Oil Company. From 1997 until 1998, Mr. Gibson served as Director, Gas Processing and Treating Services of Corpus Christi Natural Gas, Inc. From 1992 until 1997, Mr. Gibson was self-employed as a consultant to several midstream energy companies operating in Texas. From 1980 until 1992, Mr. Gibson served as Vice President — Plant Operations of Seagull Energy Corporation. From 1977 until 1980, Mr. Gibson served as project engineer for Houston Oil & Minerals Corporation. Mr. Gibson began his career in 1969 as an engineer with Sun Oil Company. Mr. Gibson is a Registered Professional Engineer in the State of Texas. Mr. Gibson graduated from Texas A&I University with a Bachelor of Science degree in Natural Gas Engineering.

John A. Raber, President and Chief Operating Officer — ScissorTail Energy, LLC, has served in his current capacity since ScissorTail was formed on July 1, 2000. Mr. Raber was also named President and Chief Operating Officer of Copano Rocky Mountains and Mid-Continent, LLC, our wholly-owned subsidiary, on August 1, 2005. Mr. Raber served as Vice President of Marketing and Business Development of Wyoming Refining Company (a Rocky Mountains refiner) from July 1999 to August 2005, Senior Vice President of Processing and other executive positions with Tejas Gas Corporation (a public midstream company) from February 1995 to July 1999 and as Vice President and other positions with LEDCO, Inc. (a private midstream and gas distribution company in Louisiana) from July 1982 to February 1995. Mr. Raber began his career as a Field and Operations Engineer with J. Ray McDermott, Inc. (a marine oil and gas construction company) working mainly in overseas locations from May 1976 to July 1982. Mr. Raber holds a Bachelor of Science degree in Civil Engineering from Tulane University and has also attended the Stanford Business School of Executive Education.

Lee R. Fiegener, Vice President, Field Operations — ScissorTail Energy, LLC, has served in his current capacity since June 2003. Mr. Fiegener joined ScissorTail Energy when it was formed and served as General Manager from July 2000 to June 2003. Prior to joining ScissorTail Energy, Mr. Fiegener served as District Manager for Enogex Inc., (a public midstream gathering, processing, and transmission company), from July 1999 to July 2000, and as Regional Manager and other positions with Transok, LLC (a public midstream gathering, processing and transmission company, which later become Tejas Gas Corporation), from August 1982 to July 1999. Mr. Fiegener began his career with Transok, LLC in August 1982 as an Engine/Vibration Analyst. Mr. Fiegener holds a Bachelor of Science degree in Mechanical Engineering Technology from Oklahoma State University.

Thomas A. Coleman, Vice President, Engineering — ScissorTail Energy, LLC, joined the company in September 2000 as Manager of Engineering and was named Vice President in August 2005. Prior to joining ScissorTail, Mr. Coleman was a senior design engineer and project manager at Transok from July 1993 to December 1999. Mr. Coleman was employed at Willbros Engineers (a pipeline consulting company) from March 1989 to July 1993 and December 1999 to September 2000 as a project scheduler, field engineer and lead design engineer. Mr. Coleman began his career at Public Service Company of Oklahoma (electric utility company) and worked from 1982 to 1989 as a power plant performance engineer. Mr. Coleman earned a Bachelor of Science degree in Mechanical Engineering from the University of Tulsa in 1982 and is a Registered Professional Engineer in the State of Oklahoma.

Bruce A. Roderick, Vice President, Accounting and Administration — ScissorTail Energy, LLC, has served in his current capacity since ScissorTail was formed on July 1, 2000. Mr. Roderick served as Vice President, Accounting and Administration and other positions with Transok from April 1997 to September 1999. Mr. Roderick served as Director, Power Marketing for Central and Southwest Corporation (a public utility holding company) from March 1996 to April 1997. Mr. Roderick served Transok from February 1987 to March 1996 in leadership roles over Information Technology, Strategic Planning, Gas and Volume Control and Fuel Acquisition. Mr. Roderick began his career as a information technology consultant with Arthur Young & Company (a public accounting firm) from May 1980 to February 1987. Mr. Roderick holds a Bachelor of Science degree in Accounting from Oklahoma State University and is a Certified Public Accountant.

Sharon J. Robinson, Vice President, Commercial Activities — ScissorTail Energy, LLC, has served in her current capacity since June 2003. Ms. Robinson is responsible for overseeing the commercial operations, budgeting and business development activities for ScissorTail. Ms. Robinson joined ScissorTail when it was formed on July 1, 2000 and served as General Manager, Commercial from September 2001 to June 2003. Ms. Robinson worked for Transok from July 1993 through December 1999 in both commercial and engineering positions. Ms. Robinson began her career as a Project Engineer with Cities Service Oil Company, which later became Occidental Petroleum, in December 1981 and continued through March 1992. Ms. Robinson holds a Bachelor of Science in Chemical Engineering from Oklahoma State University and is a Registered Professional Engineer in the State of Oklahoma. Ms. Robinson also serves on the Board of Directors of the Gas Processors Association.

COMPENSATION DISCUSSION AND ANALYSIS

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, a short-term cash incentive compensation plan, a long-term equity incentive compensation plan and broad-based benefits programs. This Compensation Discussion and Analysis addresses the following topics:

•	the role of our Compensation Committee in establishing executive compensation;

•	our process for setting executive compensation;

•	our compensation philosophy and policies regarding executive compensation; and

•	our compensation decisions for fiscal year 2006 and for the first quarter of fiscal year 2007 with respect to our named executive officers.

The Compensation Committee

The Compensation Committee of our Board of Directors has overall responsibility for the approval, evaluation and oversight of all our compensation plans, policies and programs. The primary purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its duties relating to the compensation of our executive officers and directors. The fundamental responsibilities of the Committee are (i) to establish the compensation principles for executive officers, (ii) to approve and administer our incentive compensation plans, (iii) to monitor the performance and compensation of executive officers and (iv) to set compensation levels and make awards under incentive compensation plans that are consistent with our compensation principles and the performance of our company and its executive officers. The Committee also has responsibility for evaluating and making a recommendation to our Board regarding compensation for service on our Board. For additional information with respect to our Compensation Committee, please read “The Board of Directors and its Committees — Committees of our Board of Directors — Compensation Committee.”

The Compensation-Setting Process

Compensation Committee Meetings.  Our Compensation Committee holds regular quarterly meetings each year, which coincide with our quarterly Board meetings. It also holds additional meetings as required to carry out its duties. The Committee Chairman works with the Chief Executive Officer and the General Counsel to establish each meeting agenda.

The Committee’s annual process for establishing executive compensation begins each year at its regular fourth quarter meeting with the determination of base salaries for the succeeding calendar year. At the following regular first quarter meeting, the Committee (i) considers annual cash incentive awards under our Management Incentive Compensation Plan, or MICP, for the previous year based upon the achievement of individual and financial objectives and (ii) for the current year, approves individual objectives under this short-term cash incentive compensation plan and recommends financial objectives under this plan for consideration by our Board at its regular first quarter meeting. Awards of equity incentive compensation under our Long-Term Incentive Plan, or LTIP, are considered at the Committee’s regular second quarter meeting each year. The Committee also evaluates the compensation paid to our independent directors at its regular fourth quarter meeting and, to the extent it deems appropriate, makes recommendations for adjustments to the Board.

The Committee meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer. With respect to compensation for all other named executive officers, the Committee meets with the Chief Executive Officer outside the presence of all our other executive officers. When compensation decisions are not being considered, the Committee typically meets in the presence of the Chief Executive Officer and our General Counsel or his representative. Depending upon the agenda for a particular meeting, the Committee may also invite our Director, Human Resources and a representative of Compass Consulting & Benefits (previously, Apogee, a division of Compass Insurance Agency, Inc.), an independent compensation consultant, to participate in Committee meetings. The Committee also regularly meets in executive session without management. The Committee Chairman works with the Chief Executive Officer, our General

Counsel, the Director of Human Resources and the Committee’s independent compensation consultant to assemble meeting materials, which are distributed to Committee members for review in advance of each meeting.

Role of Compensation Consultant.  The Compensation Committee Charter grants the Committee the sole and direct authority to hire and fire advisors and to approve their compensation, which we are obligated to pay. Any advisors report directly to the Compensation Committee. Shortly after the Compensation Committee’s creation in connection with our 2004 initial public offering, the Compensation Committee engaged Compass Consulting & Benefits as the Committee’s independent compensation consultant, to assess the then-existing compensation of our executive officers, including base salaries, bonus arrangements and long-term incentive compensation, and to assist the Committee in developing compensation principles and a compensation program for executive officers. Since its initial engagement, Compass has continued to assist the Committee in assessing and determining competitive compensation packages for our executive officers. In this capacity, Compass has, from time to time at the Committee’s request, assembled information regarding (i) compensation trends in the midstream natural gas industry and for master limited partnerships and (ii) relative compensation for similarly-situated executive officers of companies within these groups as well as of other companies with revenues comparable to ours. In addition to published survey sources, Compass employs data compiled from the public filings of a peer group of master limited partnerships. In 2006, this peer group included Boardwalk Pipeline Partners L.P, Crosstex Energy L.P., Enbridge Energy Partners L.P., Genesis Energy L.P., Magellan Midstream Partners L. P., MarkWest Energy Partners L. P., ONEOK Partners L.P., Plains All American Pipeline L.P., Sunoco Logistics Partners L.P. and Valero, L.P. We believe that compensation levels of executive officers in a master limited partnership peer group are relevant to our compensation decisions since we compete with these companies for executive management talent. Compass has also advised the Committee with respect to appropriate compensation for our independent Board members. Compass’ assignments are directed by the Committee Chairman.

Role of Executive Officers.  Except with respect to his own compensation, our Chief Executive Officer, with advice from other executive officers as appropriate, plays a significant role in the Compensation Committee’s establishment of compensation levels for our executive officers. The most significant aspects of his role are:

•	evaluating performance;

•	recommending target awards, financial objectives and individual objectives under our MICP;

•	recommending base salary levels, MICP awards and LTIP awards; and

•	advising the Compensation Committee with respect to the achievement of the individual objective component of MICP awards.

Our Executive Compensation Program

Compensation Objectives.  Our executive compensation program is intended to align the interests of management with those of our unitholders by motivating executive officers to achieve strong financial and operating results, which we believe closely correlate to long-term unitholder value. This alignment of interests is primarily reflected through executive officers’ participation in our MICP and LTIP. In addition, our program is designed to achieve the following objectives:

•	attract and retain talented executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly-situated organizations;

•	provide total target compensation that approximates the market median when justified by individual performance;

•	provide a performance-based compensation component that balances rewards for short-term and long-term results and is tied to both individual and company performance; and

•	encourage the long-term commitment of our executive officers to us and to our unitholders’ long-term interests.

Compensation Strategy.  To accomplish our objectives, we seek to offer a total direct compensation program to our executive officers that, when valued in its entirety, approximates the median value of programs sponsored by companies of similar size, line of business, performance and operational complexity. Our executive compensation program consists of three principal elements: (i) base salary, (ii) potential for annual cash incentive compensation awards under our MICP based upon the achievement of specific measures of company and individual performance goals and (iii) opportunities to earn unit-based awards under our LTIP, which provide long-term incentives that are intended to encourage the achievement of superior results over time and to align the interests of executive officers with those of our unitholders. We believe that if the overall value of our total direct compensation opportunities for executive officers is consistent with market practice, we will be able to continue to attract qualified executives, retain them and motivate them to deliver growth in value for our unitholders.

In order to ensure that the total compensation package we offer our executive officers is competitive, our compensation consultant develops an assessment of market levels of compensation through an analysis of survey data and information disclosed in peer companies’ public filings. While the Committee relies upon this data to assess the reasonableness of total compensation, it also considers a number of other factors including (i) historical compensation levels, (ii) the specific role the executive plays within our company, (iii) the performance of the executive and (iv) the relative compensation levels among our executive officers. The Committee’s allocation of total compensation between long-term compensation in the form of LTIP awards and currently paid out compensation in the form of base salary and MICP awards, generally is based upon an analysis of how our peer companies use long-term and currently-paid compensation to pay their executive officers.

Compensation Elements

Base Salary.  Base pay is a critical element of executive compensation because it provides executives with a base level of fixed annual cash compensation. Base salaries of our executive officers are reviewed annually by the Compensation Committee, with adjustments made based upon consideration of any increases in the cost of living, job performance of the executive officer over time, the expansion of duties and responsibilities, if any, of the executive officer and market salary levels, including those in effect in the midstream natural gas industry. No specific weight or emphasis is placed upon any one of these factors. By reviewing the salary data of other companies from time to time, we intend to ensure that the base salaries established by the Compensation Committee are generally within the range of base salaries paid by similarly-situated companies.

Short-Term Non-Equity Incentive Compensation.  In February 2005, we adopted the MICP, which provides for annual cash bonus opportunities for executive officers, including the Chief Executive Officer, and certain key employees based upon the achievement of a combination of individual performance goals and of company operational and financial objectives. The MICP is intended to focus our executive officers’ efforts through the establishment of individual goals and to reward executive officers for financial performance that creates value for our unitholders. Target incentive opportunities under the MICP are established each year by the Compensation Committee as a percentage of base salary in effect as of July 1 of that year. When target performance is achieved, these awards are intended to be competitive with short-term cash incentive compensation available for comparable positions in comparable companies. In addition to target bonus awards, the MICP also provides the Compensation Committee with the ability to make special incentive awards in recognition of exemplary performance by an executive officer with respect to a specified project or issue. Under the MICP, no participant may receive a cash bonus award that exceeds 200% of his or her annual base salary during any calendar year, or a special incentive award that exceeds 50% of his or her annual base salary during any calendar year.

The MICP provides for the adoption by the Compensation Committee of annual guidelines for the administration of the plan, which include annual target awards, annual financial objectives and the percentage of each target award attributable to financial and individual objectives. Because the financial objectives are intended to be consistent with our company performance goals, they are subject to the further approval of our Board of Directors. The annual guidelines also provide for the establishment of individual objectives for each plan participant.

Upon the recommendation of the Compensation Committee, the Board of Directors approved a single financial objective under the MICP for each of the plan years 2005 through 2007. This financial objective is based upon our attaining, on an annual basis, one of three levels of cash available for distribution to our unitholders, or distributable cash flow. Upon the achievement of the threshold, target or maximum levels of distributable cash flow, a plan participant was or would be entitled to 50%, 100% or 150%, respectively, of the portion of his or her target award attributable to the achievement of the financial objective. When performance falls between the threshold level and the target level or between the target level and the maximum level, the amount of the bonus is determined by straight-line interpolation.

By approving distributable cash flow as the financial objective under the MICP for the 2005-2007 plan years, the Committee and the Board have recognized the significance to our unitholders of distributable cash flow as an important non-GAAP financial measure since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rate. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based upon the amount of cash distributions the entity can pay to a unitholder). For a discussion of how we calculate distributable cash flow, please read Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation — How We Evaluate Our Operations — Distributable Cash Flow” of our annual report on Form 10-K for the fiscal year ended December 31, 2006 incorporated by reference to this Proxy Statement.

For the plan years 2005 through 2007, the Board approved target levels of distributable cash flow between 13% and 30% above budgeted amounts. Threshold distributable cash flow levels for each year were set slightly below budgeted amounts, while maximum levels were set between 35% and 62% above budgeted amounts. In making the annual determination of the threshold, target and maximum levels of distributable cash flow, the Committee and the Board consider the specific circumstances facing us during the relevant year. For 2005, we achieved performance in excess of the maximum level of distributable cash flow, resulting in a payout percentage of 150% of each participant’s target award opportunity attributable to the MICP financial objective. For 2006, our distributable cash flow fell between the target and maximum levels, resulting in a payout percentage of 127% of each participant’s target award opportunity attributable to the MICP financial objective. Generally, the Committee seeks to set the threshold, target and maximum levels such that the relative challenge of achieving the target level is consistent from year to year.

Individual objectives under the MICP are originated by each participant, reviewed by the participant’s supervisor and the Chief Executive Officer, then submitted to the Committee for consideration. Depending upon the participant’s role in our company, a participant’s individual objectives generally include a combination of approximately five financial, strategic and operational objectives. Each individual objective is assigned a percentage weight, the sum of which comprise the portion of the target award attributable to the achievement of individual objectives. Based upon a determination by the Committee, a plan participant is entitled to the portion of his or her target award attributable to each individual objective to the extent of achievement of the objective.

Once awards under the MICP are determined pursuant to the formulation set forth in the administrative guidelines, the Chief Executive Officer recommends to the Committee the amount of each award (except for the amount of his own award), which may be more or less than the award determined pursuant to the administrative guidelines. The Committee then has the sole and absolute discretion to determine the amount of any award under the plan for each participant.

Long-Term Incentive Compensation.  The long-term incentive portion of our executive compensation program is administered through our LTIP, which was established in November 2004 in anticipation of our initial public offering. The plan provides a means by which our employees, including executive officers, may acquire an economic interest in our company’s future financial success. We believe that awards under our LTIP enhance an employee’s desire to remain with us and to devote his or her best efforts to our business as well as more closely align the employee’s and unitholders’ long-term interests.

Upon the closing of our initial public offering in November 2004 and as part of a comprehensive option grant to all our employees, the Board made initial option awards under the LTIP to each of our then executive officers (with the exception of the Chief Executive Officer). Since that time, we have awarded options and/or restricted units (i) to certain executive officers upon commencement of employment, to satisfy certain contractual obligations or to acknowledge superior performance and (ii) to all executive officers in connection with annual LTIP awards to all employees in May 2006, which are discussed below.

The Committee believes that annual opportunities to earn additional long-term incentive compensation is an integral part of a total compensation strategy that is consistent with market practice, retains key talent in very competitive markets and achieves an economic alignment between employee and unitholder interests. Accordingly, at its second quarter 2006 meeting, the Committee determined to implement an annual LTIP award program for the consideration of grants of LTIP awards to all employees, including executive officers, at the Committee’s second quarter meeting each year. As a result, each of our executive officers (with the exception of our Chief Executive Officer) received grants of options and restricted units in May 2006.

Because our Chief Executive Officer has an approximately 6.5% indirect equity interest in our company, he and the Committee have agreed that opportunities to earn additional compensation through long-term incentive awards are not required to align his interests with those of our unitholders. Accordingly, no LTIP awards have been made to our Chief Executive Officer, although he remains eligible to receive future awards. Equity ownership is not otherwise a factor in award determination, as we do not want to discourage executives from holding significant amounts of our equity.

All outstanding unit options awarded to our executive officers incorporate the following features:

•	The term of the option is ten years;

•	The grant price is not less than the market price on the date of grant;

•	Grants do not include “reload” provisions;

•	Options vest 20% per year over five years beginning with the first anniversary of the grant date; and

•	Options become fully vested upon death, disability or a change in control of our company.

The restricted unit awards made under our LTIP to our executive officers incorporate the following features:

•	Restricted units vest in equal amounts over a period of three to five years;

•	Distributions on restricted units accrue, without interest, until the restricted units vest or are forfeited; and

•	Restricted units become fully vested upon death, disability, termination other than “for cause” or a change in control of our company.

We believe that the vesting schedules for our unit option and restricted unit awards aid us in retaining executives and motivating longer-term performance.

Although our LTIP provides for the award of unit options, restricted units, unit appreciation rights and phantom units, to date we have only awarded unit options and restricted units under the LTIP. In determining the number of options and restricted units to be granted to executive officers, we take into account (i) the individual’s position, scope of responsibility, ability to affect profits and unitholder value, (ii) the assessment of our compensation consultant of competitive equity compensation levels, (iii) the individual’s historic and recent performance and (iv) the value of LTIP awards in relation to other elements of compensation. We also consider the compensation expense that we are required to recognize under SFAS No. 123(R). In 2006, approximately one-half of the value of awards granted to named executive officers and other leadership employees consisted of unit options and one-half of the award value consisted of restricted units. When determining the appropriate combination of unit options and restricted units, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that providing combined grants of unit options and restricted units effectively balances our objective of focusing the named executive officers on delivering long-term value to our unitholders, with our objective of providing value to executives through equity awards. Unit options only have value to the extent the price of our common units on the date of exercise exceeds the exercise price on grant date, and thus are an effective compensation component only if the unit price increases over the term of the award. In this sense, unit options are a motivational tool. Unlike unit options, restricted units offer executives the opportunity to receive our common units on the date the restriction lapses. In this respect, restricted units serve both to reward and retain executives, as the value of the restricted units is linked to the price of our common units on the date the restrictions lapse. The

Committee will continue to assess the appropriate balance between unit options and restricted units when considering future awards.

In February 2007, the Committee adopted formal procedures relating to the approval of awards under our LTIP. With respect to awards to our executive officers, these procedures provide that:

•	Annual awards to executive officers will be considered at the Committee’s second regular quarterly meeting each year, to be granted effective the date of the meeting;

•	An award by the Committee to a new executive officer, who is not an existing employee or independent contractor consultant of the company, will be effective on the later of the date of approval by the Committee or commencement of employment;

•	An award by the Committee (i) to a new executive officer, who is an existing employee or independent contractor consultant of the company, or (ii) to an existing executive officer (other than in connection with the annual award process) will be effective on the first trading day of the month following the date of approval by the Committee; and

•	The exercise price for each award of options or unit appreciation rights under the LTIP will be equal to the “fair market value” of one of our common units on the effective date of the grant, which in accordance with the terms of the LTIP, will be the closing sale price of a common unit on such date (or, if there is no trading on such date, the preceding date on which there was trading) as reported in The Wall Street Journal.

Prior to adoption of these formal procedures, all awards to executive officers were effective as of the later of the date of the requisite approval of the award or the date of commencement of employment with the exercise price equal to the “fair market value” of a common unit on such date as defined in the LTIP.

Other Benefits

Severance Arrangements and Change in Control Provisions

Please read “Employment Agreements, Severance Arrangements and Change in Control Provisions” for a discussion of our severance arrangements with certain named executive officers and of certain compensatory arrangements that provide benefits to our named executive officers upon a change in control of our company.

Perquisites

We do not generally provide perquisites to our named executive officers.

Retirement Savings Opportunity

All employees, including our named executive officers may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. Each employee may currently make pre-tax contributions of up to $15,500 of their base salary. During the fiscal year ended December 31, 2006, we made “safe harbor” contributions to the 401(k) Plan equaling 3% of compensation (subject to certain adjustments) for each eligible employee, including the named executive officers (up to a maximum amount of $6,600), and the same 3% “safe harbor” contribution has been approved for 2007 (up to a maximum amount of $6,750). As contributions are made throughout the year, plan participants become fully vested in the amounts contributed.

Health and Welfare Benefits

All eligible employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Our Compensation Decisions

This section describes the compensation decisions that the Committee made with respect to the named executive officers for fiscal 2006 and during the first quarter of 2007. The Committee’s compensation decisions for and during these periods were made in the context of (i) our acquisition of Scissortail Energy, LLC in August 2005, which approximately doubled the size of our company, (ii) a 128% increase in distributable cash flow from 2004 to 2005 and (iii) an 85% increase in distributable cash flow from 2005 to 2006.

In summary, the compensation decisions for 2006 and during the first quarter of 2007 for the named executive officers were as follows:

•	We increased base salaries for those individuals comprising our 2006 named executive officers, on average, by approximately 11% from 2005 to 2006.

•	We raised our threshold, target and maximum levels of distributable cash flow for the achievement of the financial objective component of awards under the MICP for 2006 and again for 2007.

•	We paid $747,500 to our named executive officers for 2006 awards under our MICP, which represented 127% achievement of the 2006 financial objective and an average of 89% achievement of individual objectives.

•	In 2006, we commenced a program of considering annual awards under our LTIP to executive officers and other employees and as a result, during the second quarter of 2006, we awarded an aggregate of 25,680 unit options and 9,430 restricted units to the named executive officers.

•	Performance-based pay (MICP and LTIP awards) represented approximately 55% of the total compensation actually paid to the named executive officers for 2006 based upon our compensation consultant’s valuation of 2006 LTIP awards at the time of grant.

•	For 2007, we increased base salaries for named executive officers, on average, by approximately 10%.

Base Salary Decisions.  In November 2005, the Compensation Committee conducted its annual review of base salaries of executive officers (excluding new executive officers elected in connection with our acquisition of ScissorTail Energy, LLC in August 2005) and as a result thereof, approved base salary increases for these executive officers effective January 1, 2006. In approving the increases, the Compensation Committee primarily considered our increased size and the expansion of job responsibilities for executive officers as a result of the acquisition of ScissorTail Energy, LLC. The Compensation Committee also considered salary survey data of other midstream natural gas companies and of “general industry” companies with revenues comparable to those of our company. Since the salaries of executive officers elected in connection with our ScissorTail acquisition had been set as of August 1, 2005, the Committee postponed its review of these salaries until May 2006 and as a result of the review, approved base salary increases for those officers effective April 1, 2006. In approving these salary increases, the Committee considered market data regarding other midstream companies, general industry data and information on trends provided by its independent consultant. The total increase in base salaries for named executive officers for the calendar year 2006 ($123,000) represents an aggregate increase of approximately 11% over 2005 base salaries.

In November 2006, the Compensation Committee conducted its annual review of base salaries of all executive officers and as a result, approved base salary increases for executive officers effective January 1, 2007. In approving these increases, the Compensation Committee primarily considered an analysis of survey information provided by its independent consultant, individual performance and the salary levels among our executive officers. The total increase in base salaries for named executive officers for the calendar year 2007 ($127,000) represents an aggregate increase of approximately 10% over 2006 base salaries.

Decisions with Respect to MICP Awards

2006 MICP Awards.  The administrative guidelines for our MICP’s 2006 plan year provided that 50% of each target award would be attributable to the achievement of the financial objective approved by the Board and the remaining 50% would be based upon the achievement of individual objectives. The 2006 financial objective was based upon our attaining, on an annual basis, one of three levels of distributable cash flow. The 2006 individual objectives for the named executive officers generally included the following, depending on the officer’s role in our company:

•	financial-related objectives — achieve targeted total unitholder return, improve credit ratings and expand analyst coverage;

•	strategic objectives — development of succession plans and development and pursuit of acquisition opportunities; and

•	operational objectives — meet budget targets, successfully integrate acquired assets or operations and meet environmental, health and safety goals.

For 2006, we achieved between the target and maximum levels of distributable cash flow established by the Board under the plan. As a result, in February 2007, each named executive officer, including the Chief Executive Officer, was paid 127% of the 50% of his or her target award attributable to the achievement of the financial objective, resulting in aggregate payments to the named executive officers of $434,350. Additionally, the Compensation Committee determined the level of achievement of 2006 individual objectives for each named executive officer and each named executive officer was paid up to 50% of his or her target award based upon the achievement of the applicable individual objectives, resulting in aggregate payments to the named executive officers of $301,443 and reflecting an average 89% achievement of individual objectives. In addition to these payments to named executive officers, the Compensation Committee awarded an additional aggregate $11,707 to certain named executive officers as discretionary awards under the MICP for 2006 in recognition of individual performance. Please read “Our Executive Compensation Program — Short-Term Non-Equity Incentive Compensation” for more information relating to the calculation of distributable cash flow and its significance to our unitholders.

2007 MICP Administrative Guidelines.  In February, 2007, the Compensation Committee adopted the 2007 Administrative Guidelines for the MICP (the “2007 Guidelines”), which includes each plan participant’s target award for 2007, including target awards for the named executive officers, as discussed in greater detail below. For 2007, 50% of each plan participant’s target award is attributable to the achievement of financial objectives and 50% of the target award is attributable to the achievement of individual objectives.

In connection with the approval of the 2007 Administrative Guidelines, the Compensation Committee approved 2007 individual objectives under the MICP for each eligible participant. Each individual objective has been assigned a percentage weight, the sum of which comprise the portion of the target award attributable to the achievement of individual objectives. Based on a determination by the Compensation Committee, a plan participant will be entitled to the portion of his or her 2007 target award attributable to each individual objective to the extent of achievement of the objective. The 2007 individual objectives for the named executive officers generally include financial-related, strategic and operational objectives that are substantially similar to the 2006 individual objectives, which are described under “Compensation Discussion and Analysis — Our Compensation Decisions — Decisions with Respect to MICP Awards — 2006 MICP Awards.”

Upon the recommendation of the Compensation Committee, the Board approved a single financial objective under the MICP for 2007. The financial objective is based on our company attaining certain levels of distributable cash flow on a per unit basis. 2007 cash bonuses attributable to the achievement of the financial objective under the MICP will be determined using three levels of distributable cash flow — threshold, target and maximum. Upon the achievement of the threshold, target or maximum levels of distributable cash flow, a plan participant will be entitled to 50%, 100% or 150%, respectively, of the portion of his or her target award attributable to the achievement of the financial objective. Please read “Our Executive Compensation Program — Short-Term Non-Equity Incentive Compensation” for more information relating to the calculation of distributable cash flow and its significance to our unitholders.

The following table reflects target awards under the MICP to named executive officers for the 2007 plan year:

	2007 Target	Estimated 2007 Target
Named Executive Officer	Award %(1)	Award(2)

John R. Eckel, Jr.	65%	$243,750
Matthew J. Assiff	50%	120,000
John A. Raber	50%	140,000
Ronald W. Bopp	50%	117,500
R. Bruce Northcutt	55%	154,000

     _ _

(1)	As a percentage of base compensation in effect as of July 1, 2007; 50% of the 2007 target award is attributable to achievement of the financial objective and the remaining 50% to the achievement of individual objectives.

(2)	Estimate based upon base compensation in effect as of January 1, 2007.

The 2007 Administrative Guidelines provide that in no circumstance will any bonus be paid for 2007 if the per unit cash distribution paid to our unitholders with respect to any quarter in 2007 is less than the minimum quarterly distribution set forth in our limited liability company agreement.

Decisions with Respect to LTIP Awards

At its second quarter 2006 meeting, the Committee determined to implement an annual LTIP award program for the consideration of grants of LTIP awards to all employees, including named executive officers, at the Committee’s second quarter meeting each year. As a result, effective May 25, 2006, the Committee approved the grant of an aggregate of 9,430 restricted common units and 25,680 options to acquire common units to the named executive officers (excluding the Chief Executive Officer). For further information regarding these awards, please refer to our Grants of Plan-Based Awards During 2006 table. No other LTIP awards were made to named executive officers during 2006. Also during May 2006, we modified an award with respect to 6,666 restricted units held by Ron W. Bopp, our Senior Vice President, Corporate Development to accelerate the annual vesting date by approximately two months. This modification was made concurrently with modifications to 14 other restricted unit awards (including 12 unit awards held by our independent directors) to reduce certain of our tax administrative costs. SFAS No. 123(R) required us to revalue these restricted unit grants as of the date of the modification, and as a result, we will recognize an additional $857,000 of compensation expense over the remaining life of these modified awards, of which $183,000 is attributable to the modification to Mr. Bopp’s restricted unit award. For the year ended December 31, 2006, we recognized $291,000 of this increased expense, of which $61,000 was attributable to the award held by Mr. Bopp.

Employment Agreements, Severance Arrangements and Change in Control Provisions

Employment Agreements.  Except with respect to R. Bruce Northcutt, our President and Chief Operating Officer, and John A. Raber, President and Chief Operating Officer of our Mid-Continent Operations segment subsidiaries, we do not have any employment agreements in effect with our named executive officers. When Mr. Northcutt commenced employment in April 2003, we had begun to consider our initial public offering and we entered into an employment agreement with him to ensure that he would perform his role for a reasonable minimum period of time. At the time of the closing of our acquisition of ScissorTail Energy in August 2005, we entered into an employment agreement with Mr. Raber, who has served in his current capacity with ScissorTail since it was formed in July 2000, to ensure continuity of management. Please read “2006 Summary Compensation Table — Narrative Disclosure to the 2006 Summary Compensation Table — Mr. Northcutt, — Mr. Raber” for a description of these employment agreements.

Severance Arrangements.  We have not adopted a severance plan for our executive officers. With respect to our named executive officers, the only individual severance arrangements that are in place are those reflected in employment agreements with Mr. Northcutt and Mr. Raber and in an agreement with Mr. Bopp, which we entered into on April 15, 2005 in connection with the commencement of his employment. Pursuant to the agreement with Mr. Bopp, following our termination of his employment other than “for cause,” he would be entitled to the greater of

(i) his base salary for 12 months or (ii) any severance amount provided for in a severance plan sponsored by us. As consideration for this severance benefit, Mr. Bopp agreed not to compete with our company for one year following: (i) our termination of his employment for cause or (ii) Mr. Bopp’s voluntarily termination of his employment. For a discussion of our severance arrangements with Mr. Northcutt and Mr. Raber, please read “2006 Summary Compensation Table — Narrative Disclosure to the 2006 Summary Compensation Table — Mr. Northcutt, — Mr. Raber.

In addition to these individual severance arrangements, our MICP and LTIP include provisions with respect to the effect of severance of a participant’s employment upon outstanding awards. An MICP participant, including a named executive officer, whose employment with us ceases by reason of death, disability or retirement on or after reaching age 65 or, if prior to age 65, if approved by the Compensation Committee, or a participant whose employment is terminated by us without “cause” is eligible for an MICP award for the year of termination based on a pro rata portion of the participant’s target award through participant’s termination date. In certain circumstances, an MICP participant is entitled to a pro rata portion of his or her target award if the termination of employment occurs in connection with a change in control of our company. For a description of the MICP’s change in control provisions, please read “Employment Agreements, Severance Arrangements and Change in Control Provisions — Change in Control Provisions.” Our LTIP provides that if a grantee’s employment is terminated for any reason, the grantee’s options will be automatically forfeited unless, and to the extent, otherwise provided in the award agreement or determined by the Committee in its discretion. To date, all option agreements, including those with named executive officers, have provided that the options will become fully vested upon death or disability, will be forfeited upon termination “for cause,” and otherwise may be exercised for a limited period following termination of employment. All restricted unit awards applicable to employees, including named executive officers, have provided that the restricted units will become fully vested upon death, disability or termination other than “for cause” and otherwise will be forfeited upon termination of employment.

Change in Control Provisions.  Certain of our compensatory arrangements provide benefits to our named executive officers upon a change in control. These arrangements are designed to help us attract key employees, preserve employee morale and productivity, and encourage retention in the face of the potential disruptive impact of an actual or potential change in control of our company. In addition, these change in control provisions ensure that the interests of our executives will be materially consistent with the interests of our unitholders when considering corporate transactions. Benefits under certain of these arrangements result from a change in control in and of itself (“single trigger” provisions), while benefits under other of these arrangements result from both a change in control and a subsequent termination of the employment of the named executive officer (“double trigger” provisions). Specifically, Mr. Raber’s employment agreement and our MICP include “double trigger” change in control provisions while awards under our LTIP include a “single trigger” provision. In adopting “single-trigger” change in control provisions for awards under our LTIP, we considered that in the event of a change in control of our company, the company that made the original awards would no longer exist and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success.

In the event of the termination of employment of a participant in our MICP (including named executive officers) without “cause” or termination of employment by a plan participant for “good reason,” in either case within one year of a change in control of our company, the participant is entitled to a pro rata portion of his or her annual target award under the plan. For purposes of our MICP, a change in control is defined as:

•	the acquisition by any person other than us or our affiliates of direct or indirect “beneficial ownership” of our securities representing more than 50% of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors; or

•	the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which persons who were our members immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

•	the sale, lease or disposition (in one or a series of related transactions) of all or substantially all our assets to any person other than us or our affiliates; or

•	a change in the composition of our board of directors, as a result of which fewer than a majority of our directors are “incumbent directors”; or

•	the approval by our board of directors or our members of a complete or substantially complete liquidation or dissolution.

Additionally, upon a change in control of our company, all options and restricted units outstanding under our LTIP, including those held by our named executive officers, will vest. For purposes of our LTIP, the definition of change in control is the same as that reflected in our MICP.

Other than these provisions in our MICP and our LTIP and certain provisions in Mr. Raber’s employment agreement, there are no other arrangements that could result in payments or other consideration by us to any of our named executive officers as a result of a change in control. Please read “2006 Summary Compensation Table — Narrative Disclosure to the 2006 Summary Compensation Table — Mr. Raber” for a description of our change in control arrangements with Mr. Raber.

Unit Ownership Guidelines

Unit ownership guidelines have not been implemented by the Compensation Committee for our executive officers. We will continue to periodically review best practices and re-evaluate our position with respect to unit ownership guidelines.

Insider Trading Policy

Our Insider Trading Policy states that our directors, executive officers and employees, including the named executive officers, may not purchase or sell puts or calls to sell or buy our units, engage in short sales with respect to our units or buy our units on margin.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes a limit of $1 million, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its chief executive officer and four other most highly compensated executive officers. None of our executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While we cannot predict with certainty how our executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued thereunder, our Compensation Committee intends to attempt to preserve the tax deductibility of all executive compensation while pursuing the objectives of our executive compensation program as described herein.

Accounting for Unit-Based Compensation

On January 1, 2006, we began accounting for awards of options and restricted units under our LTIP in accordance with the requirements of SFAS No. 123(R), which requires the grant date fair value of the award to be recognized as compensation expense over the vesting period of the award. For additional information regarding our adoption of SFAS 123(R), please read Note 2 to our Consolidated Financial Statements, “Summary of Significant Accounting Policies — Share-Based Payment,” contained in Item 8 of our Annual Report of Form 10-K for the fiscal year ended December 31, 2006 incorporated by reference to this Proxy Statement.

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the fiscal year ended December 31, 2006 (the “Named Executive Officers”).

						Non-Equity
			Unit		Option	Incentive Plan	All Other
		Salary	Awards		Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)		($)(1)	($)(2)	($)(3)(4)	($)

John R. Eckel, Jr.	2006	349,000	—		—	240,000	6,600	595,600
Chairman of the Board and Chief Executive Officer
Matthew J. Assiff	2006	200,000	10,852		6,816	110,300	6,600	334,568
Senior Vice President and Chief Financial Officer
John A. Raber	2006	263,500	180,701		39,963	149,000	6,600	639,764
President and Chief Operating Officer, Mid-Continent Operations’ Subsidiaries
Ronald W. Bopp	2006	224,000	170,323	(5)	27,004	110,300	6,600	538,227
Senior Vice President, Corporate Development
R. Bruce Northcutt	2006	244,000	15,573		9,960	137,900	6,600	414,033
President and Chief Operating Officer

(1)	The amounts included in the “Unit Awards” and “Option Awards” columns reflect the dollar amount of compensation expense we recognized with respect to these awards for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) and thus include amounts attributable to awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are discussed in Note 9 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 incorporated by reference to this Proxy Statement. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. The material terms of our outstanding LTIP awards to our executive officers are described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Long-Term Incentive Compensation.”

(2)	Paid in 2007 pursuant to our MICP for the 2006 plan year.

(3)	Includes a $6,600 contribution to the company’s 401(k) Plan for each named executive officer.

(4)	The company does not provide perquisites and other personal benefits exceeding a total value of $10,000 to any named executive.

(5)	Includes $61,000 of compensation expense recognized by us in accordance with SFAS 123(R) in connection with an amendment to a restricted unit award held by Mr. Bopp. Please read “Compensation Discussion and Analysis — Our Compensation Decisions — Decisions with Respect to LTIP Awards” for a description of this amendment.

Narrative Disclosure to the 2006 Summary Compensation Table

Mr. Northcutt

Mr. Northcutt entered into an employment agreement with us in connection with his commencement of employment effective April 28, 2003. Mr. Northcutt’s employment agreement had an initial term that expired on April 28, 2005, but the agreement automatically continues from year-to-year thereafter until terminated by Mr. Northcutt or by us.

Mr. Northcutt’s employment agreement provided for an initial annual base salary of $200,000, which as a result of periodic review is currently $280,000. The agreement also provides for an annual incentive bonus initially targeted at 50% of his base salary, which is payable in the discretion of our Compensation Committee, taking into account his individual performance and our financial performance during the preceding year. Mr. Northcutt’s right with respect to this annual incentive bonus is governed by the terms of our MICP, rather than his employment agreement, for so long as the MICP, or a successor bonus incentive plan, remains in effect. Additionally, Mr. Northcutt is eligible to participate in all other benefit programs for which employees are generally eligible. Except in the event of termination for cause, termination upon Mr. Northcutt’s death or disability or termination by Mr. Northcutt other than for good reason, the employment agreement provides for a severance payment equal to one year of Mr. Northcutt’s then base salary, continued insurance benefits for one year following termination of employment and reimbursement of reasonable fees incurred by Mr. Northcutt for executive outplacement services.

Mr. Northcutt would also be eligible to receive certain additional payments or benefits pursuant to our MICP and LTIP upon his termination of employment or a change in control of our company. For a discussion of these rights, please read “Employment Agreement, Severance Arrangement and Change in Control Provisions — Severance Arrangements, — Change in Control Provisions.” Mr. Northcutt’s employment agreement also includes provisions relating to non-competition, non-solicitation of employees and confidentiality.

Mr. Raber

Mr. Raber entered into an employment agreement with us in connection with our acquisition of ScissorTail Energy, LLC effective August 1, 2005. Mr. Raber’s employment agreement has an initial term that expires on August 1, 2007, but it automatically continues from year-to-year thereafter until terminated by Mr. Raber or us upon 30 days’ written notice prior to the expiration of the applicable term.

Mr. Raber’s employment agreement provided for an initial annual base salary of $256,000, which as a result of periodic review is currently $280,000. The agreement also provides for an annual incentive bonus initially targeted at 50% of his base salary, which is governed by the terms of our MICP, or any successor incentive bonus plan. Additionally, Mr. Raber is eligible to participate in all other benefit programs for which employees are generally eligible. Mr. Raber’s employment agreement also includes provisions relating to non-competition, non-solicitation of customers and employees and confidentiality.

Except in the event of termination for cause or termination upon Mr. Raber’s death or disability, the employment agreement provides that upon termination of Mr. Raber’s employment by us prior to the expiration of the initial term or within one year following a change in control of our company or of ScissorTail Energy, Mr. Raber would be entitled to a severance payment equal to two times the sum of (a) his base salary in effect at the time of termination and (b) 50% of his maximum incentive award under our MICP, or any successor incentive bonus plan. If Mr. Raber is terminated at any time after the expiration of the initial term, he would be entitled to a severance payment equal to one year of his then base salary in effect at the time of termination and would be eligible to receive a pro-rata bonus pursuant to the terms of our MICP, or any successor incentive bonus plan. In addition, upon termination of employment Mr. Raber’s outstanding awards under our LTIP shall automatically vest or become exercisable and he would be also entitled to one year of continued insurance benefits.

Grants of Plan-Based Awards During 2006

								Grant
								Date Fair
								Value for
							Exercise	Restricted
		Estimated Future Payouts Under			Restricted		Price of	Unit and
		Non-Equity Incentive Plan Awards (1)			Unit	Option Awards:	Option	Option
	Grant	Threshold	Target	Maximum	Awards	Number of Units	Awards	Awards
Name	Date	($)(2)	(($)(3)	($)(4)	(#)	Underlying Options	($)(5)	($)(6)

John R. Eckel, Jr.	N/A	0	226,850	340,275	—	—	—	—
Matthew J. Assiff	N/A	0	90,000	135,000	—	—	—	—
	5/25/06	—	—	—	2,000	—	—	$93,020
	5/25/06	—	—	—	—	5,450	46.51	$33,736
John A. Raber	N/A	0	133,000	199,500	—	—	—	—
	5/25/06	—	—	—	2,730	—	—	$126,972
	5/25/06	—	—	—	—	7,430	46.51	$45,992
Ronald W. Bopp	N/A	0	112,000	168,000	—	—	—	—
	5/25/06	—	—	—	1,830	—	—	$85,113
	5/25/06	—	—	—	—	4,990	46.51	$30,888
R. Bruce Northcutt	N/A	0	122,000	183,000	—	—	—	—
	5/25/06	—	—	—	2,870	—	—	$133,484
	5/25/06	—	—	—	—	7,810	46.51	$48,344

(1)	We provide annual cash bonus opportunities for executive officers and certain key employees pursuant to our MICP. For the 2006 plan year, 50% of each target award under the MICP was attributable to the achievement of a specified financial objective and the remaining 50% was based upon the achievement of individual objectives. The columns under this heading reflect the threshold (minimum), target and maximum amounts that could have been paid to the named executive officers for the 2006 plan year based upon achievement of 2006 financial and individual objectives. The actual amounts paid to each named executive officer for the 2006 plan year are set forth in the 2006 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)	This column reflects the minimum amounts that were payable to named executive officers under the MICP for 2006.

(3)	This column reflects the amounts named executive officers would have received if we had achieved the target level related to the 2006 financial objective under the MICP and the officers had achieved 100% of the personal objectives established by the Committee.

(4)	This column reflects the amounts named executive officers would have received if we had achieved the maximum level related to the 2006 financial objective and the officers had achieved 150% of the personal objectives established by the Committee. The amounts reflected in this column do not reflect any additional discretionary amounts or special incentive awards that could have been awarded in 2006 to a named executive officer by the Committee, up to a maximum total annual award under the MICP of 200% of base salary as of July 1, 2006.

(5)	The exercise price is the “closing sales price” of a common unit on the effective date of the grant (or, if there was no trading on such date, the preceding date on which there was trading).

(6)	This column shows the full grant date fair value for each award under SFAS 123(R) granted to each named executive. Assumptions used in the calculation of these amounts are discussed in Note 9 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 incorporated by reference to this Proxy Statement. The full grant date fair value is the amount we would expense in our financial statements over the award’s vesting period.

Outstanding Equity Awards at December 31, 2006

	Option Awards					Unit Awards
	Number of							Market
	Securities	Number of						Value
	Underlying	Securities		Option		Number of		of Unvested
	Unexercised	Underlying		Exercise	Option	Unvested		Restricted
	Exercisable	Unexercisable		Price	Expiration	Restricted		Units
Name	Options	Options		($)	Date(1)	Units		($)(2)

John R. Eckel, Jr.	—	—		—	—	—		—
Matthew J. Assiff	4,000	6,000	(3)	$20.00	11/15/14	2,000	(7)	$119,200
	—	5,450	(4)	$46.51	05/25/16	—		—
John A. Raber	5,904	23,616	(5)	$40.50	08/01/15	16,384	(8)	$976,486
	—	7,430	(4)	$46.51	05/25/16	2,730	(7)	$162,708
Ronald W. Bopp	6,000	24,000	(6)	$29.85	04/18/15	6,666	(9)	$397,294
	—	4,990	(4)	$46.51	05/25/16	1,830	(7)	$109,068
R. Bruce Northcutt	6,000	9,000	(3)	$20.00	11/15/14	2,870	(7)	$171,052
	—	7,810	(4)	$46.51	05/25/16	—		—

(1)	Options expire ten years from date of grant.

(2)	Based on the closing sales price of our common units on December 29, 2006 of $59.60.

(3)	These unit options vest in three equal annual installments beginning on November 15, 2007.

(4)	These unit options vest in five equal annual installments beginning on May 25, 2007.

(5)	These unit options vest in four equal annual installments beginning on August 1, 2007.

(6)	These unit options vest in four equal annual installments beginning on April 18, 2007.

(7)	These restricted units vest in five equal annual installments beginning August 15, 2007.

(8)	These restricted units vest in four equal annual installments beginning August 1, 2007.

(9)	These restricted units vest in two equal annual installments beginning February 15, 2007.

Option Exercises and Stock Vested in 2006

	Units	Value
	Acquired on	Realized on
	Vesting	Vesting
Name	(#)	($)

John R. Eckel, Jr.	—	—
Matthew J. Assiff	—	—
John A. Raber	4,096	$203,694(1)
Ronald W. Bopp	3,334	$149,463(2)
R. Bruce Northcutt	—	—

(1)	Based on closing sales price on August 1, 2006 vesting date of $49.73.

(2)	Based on closing sales price on April 18, 2006 vesting date of $44.83.

None of our named executive officers exercised unit options in 2006.

Potential Payments Upon Termination or Change in Control

The following is a summary of the estimated potential payments that would have been made to each named executive officer if such officer’s employment had terminated on December 31, 2006 under various scenarios, including a change in control of our company. In accordance with SEC rules, the potential payments were determined under the terms of our plans and arrangements as in effect on December 31, 2006, which are described in our “Compensation Discussion and Analysis.” Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon termination of employment can only be determined at the time of an executive’s separation from our company. Please read “Employment Agreements, Severance Arrangements and Change in Control Provisions” and “2006 Summary Compensation Table — Narrative Disclosure to the 2006 Summary Compensation Table” for a description of the severance and change in control provisions included in our MICP and LTIP, as well as the severance arrangement and employment agreements we have with certain named executive officers.

Mr. Eckel

MICP.  If Mr. Eckel’s employment with us had been terminated on December 31, 2006 by us without “cause” or by reason of his death, disability or retirement, he would have been eligible, but not entitled, to receive a cash incentive bonus award pursuant to our MICP of $226,850, which was 100% of his target award for 2006. If we had terminated his employment without “cause” or he had terminated his employment for “good reason” in either case within one year of a change in control of our company, he would have been entitled to this bonus award.

Mr. Assiff

MICP.  If Mr. Assiff’s employment with us had been terminated on December 31, 2006 by us without “cause” or by reason of his death, disability or retirement, he would have been eligible, but not entitled, to receive a cash incentive bonus award pursuant to our MICP of $90,000, which was 100% of his target award for 2006. If we had terminated his employment without “cause” or he had terminated his employment for “good reason,” in either case within one year of a change in control of our company, he would have been entitled to this bonus award.

LTIP.  If Mr. Assiff’s employment had terminated on December 31, 2006 by reason of his death or disability or if a change in control had occurred on this date, all of his 11,450 outstanding unvested unit options and 2,000 restricted units under our LTIP would have automatically vested, resulting in realized values of $308,941 and $119,200, respectively, based upon the closing sales price of our common units on The NASDAQ Stock Market, LLC on December 29, 2006. If Mr. Assiff’s employment had been terminated by us on December 31, 2006 other than “for cause,” all of his restricted units would have automatically vested.

Other.  If Mr. Assiff’s employment with us had terminated on December 31, 2006 for any reason, he would have received a payment of approximately $8,900 for his accrued but unused vacation time.

Mr. Raber

Employment Agreement.  Pursuant to the provisions of Mr. Raber’s employment agreement, if Mr. Raber’s employment had been terminated as of December 31, 2006 by us for reasons other than “cause,” death or disability or by us within one year following a change in control of our company or of ScissorTail Energy, he would have been entitled to (i) a lump sum severance payment equal to the sum of (a) $532,000, which is two times his base salary for 2006 and (b) $399,000, which is two times 50% of his maximum incentive award under our MICP and (ii) continuation of insurance benefits for one year following his termination of employment at an estimated cost to us of $21,600. Additionally, all of Mr. Raber’s 31,046 outstanding unvested unit options and 19,114 restricted units under our LTIP would have automatically vested, resulting in realized values of $548,324 and $1,139,194, respectively, based upon the closing sales price of our common units on The NASDAQ Stock Market, LLC on December 29, 2006.

MICP.  Pursuant to our MICP, if Mr. Raber’s employment had terminated on December 31, 2006 by reason of his death or disability, he would have been eligible, but not entitled, to receive a cash incentive bonus award pursuant to our MICP of $133,000, which was 100% of his target award for 2006.

LTIP.  Pursuant to our LTIP, if Mr. Raber’s employment had terminated on December 31, 2006 by reason of his death or disability, all of his outstanding unvested unit options and restricted units under our LTIP would have automatically vested.

Other.  If Mr. Raber’s employment with us had terminated on December 31, 2006 for any reason, he would have received a payment of approximately $3,600 for his accrued but unused vacation time.

Mr. Bopp

Severance Arrangement.  Under our severance arrangement with Mr. Bopp, if we had terminated his employment on December 31, 2006 for reasons other than “cause,” he would have been entitled to continued payment of his annual base salary for 2006 of $224,000 for one year following his termination.

MICP.  If Mr. Bopp’s employment with us had been terminated on December 31, 2006 by us without “cause” or by reason of his death, disability or retirement, he would have been eligible, but not entitled, to receive a cash incentive bonus award pursuant to our MICP of $112,000, which was 100% of his target award for 2006. If we had terminated his employment without “cause” or he had terminated his employment for “good reason” in either case within one year of a change in control of our company, he would have been entitled to this bonus award.

LTIP.  If Mr. Bopp’s employment had terminated on December 31, 2006 by reason of his death or disability or if a change in control had occurred on this date, all of his 28,990 outstanding unvested unit options and 8,496 restricted units under our LTIP would have automatically vested, resulting in realized values of $779,319 and $506,362, respectively, based upon the closing sales price of our common units on The NASDAQ Stock Market, LLC on December 29, 2006. Finally, if Mr. Bopp’s employment had been terminated by us on December 31, 2006 other than “for cause,” all of his restricted units would have automatically vested.

Other.  If Mr. Bopp’s employment with us had terminated on December 31, 2006 for any reason, he would have received a payment of approximately $15,500 for his accrued but unused vacation time.

Mr. Northcutt

Employment Agreement.  Pursuant to the provisions of Mr. Northcutt’s employment agreement, if Mr. Northcutt’s employment had been terminated as of December 31, 2006 by us for reasons other than “cause,” death or disability or by Mr. Northcutt for “good reason,” he would have been entitled to (i) a lump sum severance payment of $244,000, which is one year of his 2006 base salary, (ii) continuation of insurance benefits for one year following his termination of employment at an estimated cost to us of $21,600 and (iii) reimbursement of the cost of executive outplacement services, estimated to be approximately $25,000. If Mr. Northcutt’s employment had been terminated as of December 31, 2006 as the result of his disability, we would have continued to pay him his base salary from the date of his termination through the date our disability insurance payments to him would have begun, at a cost to us of approximately $61,000.

MICP.  In addition, if Mr. Northcutt’s employment with us had been terminated on December 31, 2006 by us without “cause” or by reason of his death, disability or retirement, he would have been eligible, but not entitled, to receive a cash incentive bonus award pursuant to our MICP of $122,000, which was 100% of his target award for 2006. If we had terminated his employment without “cause” or he had terminated his employment for “good reason” in either case, within one year of a change in control of our company, he would have been entitled to this bonus award.

LTIP.  If Mr. Northcutt’s employment had terminated on December 31, 2006 by reason of his death or disability or if a change in control had occurred on this date, all of his 16,810 outstanding unvested unit options and 2,870 restricted units under our LTIP would have automatically vested, resulting in realized values of $458,633 and $171,052, respectively, based upon the closing sales price of our common units on The NASDAQ Stock Market, LLC on December 29, 2006. Finally, if Mr. Northcutt’s employment had been terminated by us on December 31, 2006 other than “for cause,” all of his restricted units would have automatically vested.

Other.  If Mr. Northcutt’s employment with us had terminated on December 31, 2006 for any reason, he would have received a payment of approximately $950 for his accrued but unused vacation time.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted By:

Compensation Committee

William L. Thacker, Chair
Scott A. Griffiths
T. William Porter

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2006 regarding our LTIP, under which our common units are authorized for issuance to our employees, consultants, affiliates and directors.

Number of Units
	Number of			Remaining Available
	Securities to be			for Future Issuance
	Issued upon		Weighted Average	Under Equity
	Exercise/Vesting of		Exercise Price of	Compensation Plans
	Outstanding		Outstanding	(Excluding Units
	Options, Warrants		Options, Warrants	Reflected in Column
	and Rights		and Rights	(a))
(a)

Equity compensation plans approved by unitholders(1)	764,221	(2)	$34.31	1,286,834	(3)
Equity compensation plan not approved by unitholders	—		—	—

Total(4)	764,221		$34.31	1,286,834

(1)	Our sole equity compensation plan is our LTIP, which was approved by our members prior to our initial public offering.

(2)	Includes 157,968 issued and outstanding restricted common units and options to purchase 606,253 common units under our LTIP.

(3)	Determined by reference to the formula described below.

(4)	Of the 606,253 unit options outstanding at December 31, 2006, 118,134 were exercisable.

Our LTIP, adopted in November 2004, provides for the grant of restricted units, phantom units, unit options and/or unit appreciation rights to our directors, employees and consultants and to employees of our affiliates who perform services for us. For purposes of the plan, our affiliates include Copano Operations. The total number of common units authorized to be issued under the plan is limited to the lesser of (a) 2,500,000 units or (b) the number of units equal to 10% of the sum of total common units outstanding and the total number of common units that may be issued to the holders of any outstanding equity securities convertible into common units, exclusive of outstanding awards under the plan, determined at the time of any award, provided no more than 30% of the total number of common units authorized to be issued under the plan may be delivered in payment of restricted units and/or phantom units. The plan is administered under the direction of the Compensation Committee of our Board of Directors.

Unit options granted under our LTIP have an exercise price that may not be less than the fair market value of the underlying units on the date of grant. In general, unit options granted will become exercisable over a period determined by our Compensation Committee. In addition, unit options will become exercisable upon a change in control, unless provided otherwise by the Compensation Committee at the time of grant.

Restricted units granted under our LTIP are common units that vest over a period of time determined by our Compensation Committee and that during such time are subject to forfeiture. The Compensation Committee may provide that distributions on restricted units are subject to the same forfeiture and other restrictions as the restricted units, and, if restricted, such distributions would be held, without interest, until the restricted units vest or are forfeited. In addition, restricted units will become exercisable upon a change in control, unless provided otherwise at the time of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date the number of units (on a pre-unit split basis, see “Two-for-One Split of Common Units”) beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of units; (ii) the current directors and nominees of our Board of Directors; (iii) each executive officer named in the 2006 Summary Compensation Table included under “Executive Compensation”; and (iv) all current directors and executive officers as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

		Percentage of
Name of Beneficial Owner, Director,	Common	Common
Nominee or Named Executive Officer	Units	Units

Kayne Anderson Capital Advisors, L.P.(1)	2,202,454	10.3%
Richard A. Kayne(1)	2,202,454	10.3%
Copano Partners, L.P.(2)	2,080,954	9.7%
Fiduciary Asset Management, L.L.C.(3)	1,141,423	5.3%
Tortoise Capital Advisors, L.L.C.(4)	1,122,185	5.2%
Goldman, Sachs & Co.(5)	1,099,224	5.1%
The Goldman Sachs Group, Inc.(6)	1,099,224	5.1%
RR Advisors, LLC(7)	1,089,034	5.1%
John R. Eckel, Jr.(2)(8)(9)	2,080,954	9.7%
R. Bruce Northcutt(9)(10)	125,846	*
Matthew J. Assiff(9)(11)	65,932	*
John A. Raber(12)	30,600	*
Ronald W. Bopp(9)(13)	24,828	*
James G. Crump(14)	*	*
Ernie L. Danner(14)	*	*
Scott A. Griffiths(14)	*	*
Michael L. Johnson(14)	*	*
T. William Porter(14)	*	*
William L. Thacker(14)	*	*
All directors and executive officers as a group (23 persons)(15)	2,464,616	11.5%
     _ _

*	Less than 1% of total outstanding units of class.

(1)	Based solely on information furnished in the Schedule 13G filed with the SEC by such entity on January 30, 2007. The reported shares are owned by investment accounts (investment limited partnerships, a registered investment company and institutional accounts) managed, with discretion to purchase or sell securities, by Kayne Anderson Capital Advisors, L.P., as a registered investment adviser. Kayne Anderson Capital Advisors, L.P. is the general partner (or general partner of the general partner) of the limited partnerships and investment adviser to the other accounts. Richard A. Kayne is the controlling shareholder of the corporate owner of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. Mr. Kayne is also a limited partner of each of the limited partnerships and a shareholder of the registered investment company. Each of Kayne Anderson Capital Advisors, L.P. and Mr. Kayne reported that, as of January 30, 2007, each shared power to vote or to direct the voting and to dispose or direct the disposition of 2,202,454 common units. Kayne Anderson Capital Advisors, L.P. disclaims beneficial ownership of the these reported units, except those shares attributable to it by virtue of its general partner interests in the limited partnerships. Mr. Kayne disclaims beneficial ownership of reported units, except those shares held by him or attributable to him by virtue of his limited partnership interests in the limited partnerships, his indirect interest in the interest of Kayne Anderson Capital Advisors, L.P. in the limited partnerships, and his ownership of common stock of the registered investment company. Kayne Anderson Capital Advisors, L.P.,

Richard A. Kayne and related owners can be contacted at the following address: 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.

(2)	All units are held by Copano Partners Trust, a Delaware statutory trust, the sole beneficiary of which is Copano Partners, L.P., which retains sole voting and dispositive power with respect to the common units held by Copano Partners Trust. Ten grantor trusts own indirectly all of the outstanding general partner interests in Copano Partners, L.P. and, together with 19 additional grantor trusts, own, directly or indirectly, all of its outstanding limited partner interests. The direct or indirect beneficiaries of the grantor trusts are certain members of our management team, certain of our employees, certain current employees of Copano Operations and heirs of certain former employees of Copano Operations. 27 of the 29 grantor trusts have three trustees, John R. Eckel, Jr., Charles R. Noll, Jr. and Charles R. Barker, Jr., and Mr. Eckel has the power to appoint additional trustees for 23 of the 29 grantor trusts, including each of the grantor trusts holding indirect interests in the general partner of Copano Partners, L.P. Mr. Eckel, Jeffrey A. Casey and Douglas L. Lawing serve as the trustees of one of the remaining grantor trusts and Messrs. Eckel, Noll, Barker and Matthew J. Assiff serve as the trustees of the other remaining grantor trust. The common units held by Copano Partners Trust are currently pledged as security for a loan by a commercial bank to Copano Partners Trust.

(3)	Based solely on information furnished in the Schedule 13G filed with the SEC by such entity on February 14, 2006. Fiduciary Asset Management, L.L.C. is an investment advisor to various managed accounts. The named entity reported that, as of February 13, 2006, the entity had shared power to vote or to direct the voting and to dispose or direct the disposition of 1,141,423 common units. Fiduciary Asset Management, L.L.C. and related owners can be contacted at the following address: 8112 Maryland Avenue, Suite 400, St. Louis, Missouri 63105.

(4)	Based solely on information furnished in the Schedule 13G filed with the SEC by such entity on February 13, 2007. Tortoise Capital Advisors, L.L.C. is an investment advisor to various managed accounts. The named entity reported that, in such capacity, as of February 12, 2007, the entity had shared power to vote or to direct the voting and to dispose or direct the disposition of 1,122,185 common units. Tortoise Capital Advisors, L.L.C. and related owners can be contacted at the following address: 10801 Mastin Blvd., Suite 222, Overland Park, Kansas 66210.

(5)	Based solely on information furnished in the Schedule 13G filed with the SEC by such entity on January 31, 2007. Goldman Sachs & Co. is a broker or dealer and an investment advisor to various managed accounts. The named entity reported that, as of January 31, 2007, the entity had shared power to vote or to direct the voting and to dispose or direct the disposition of 1,099,224 common units. Goldman Sachs & Co. and related owners can be contacted at the following address: 85 Broad Street, New York, New York 10004.

(6)	Based solely on information furnished in the Schedule 13G filed with the SEC by such entity on January 31, 2007. The 1,099,224 common units reported on Schedule 13G by The Goldman Sachs Group, Inc. (“GS Group”), as a parent holding company, are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. (“Goldman Sachs”). Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. The Goldman Sachs Group, Inc. and related owners can be contacted at the following address: 85 Broad Street, New York, New York 10004.

(7)	RR Advisors, LLC is the general partner of RCH Energy MLP Fund GP, L.P. and RCH Energy Opportunity Fund I GP, L.P. RCH Energy MLP Fund GP, L.P. is the general partner of RCH Energy MLP Fund, L.P. and RCH Energy MLP Fund-A, L.P. RCH Energy Opportunity Fund I GP, L.P. is the general partner of RCH Energy Opportunity Fund I, L.P. RCH Energy MLP Fund, L.P., RCH Energy MLP Fund-A, L.P., and RCH Energy Opportunity Fund I, L.P. own 821,815, 17,219 and 250,000 common units, respectively. RR Advisors, LLC has reported that it has shared power to vote or to direct the voting and to dispose or direct the disposition of the units listed. RR Advisors, LLC has disclaimed beneficial ownership of any units not owned of record by RR Advisors, LLC. RR Advisors, LLC and related owners can be contacted at the following address: 2100 McKinney Avenue, Suite 700, Dallas, Texas 75201.

(8)	Mr. Eckel is the direct or indirect beneficiary of grantor trusts that directly or indirectly own 67.4% of the outstanding partnership interests of Copano Partners, L.P. Mr. Eckel disclaims beneficial ownership of the reported securities in excess of his pecuniary interest in the securities.

(9)	Messrs. Eckel, Northcutt, Assiff, and, Bopp can be contacted at the following address: 2727 Allen Parkway, Suite 1200, Houston, Texas 77019.

(10)	Includes 2,870 restricted units over which Mr. Northcutt has voting power but no investment power and options to acquire 7,562 common units that are currently exercisable or exercisable within 60 days of the Record Date.

(11)	Includes 2,000 restricted units over which Mr. Assiff has voting power but no investment power and options to acquire 5,090 common units that are currently exercisable or exercisable within 60 days of the Record Date. Mr. Assiff is also the beneficiary of a grantor trust that owns 1.2% of the outstanding partnership interests in Copano Partners, L.P. Mr. Assiff disclaims beneficial ownership of the reported securities in excess of his pecuniary interest in the securities.

(12)	Includes 19,114 restricted units over which Mr. Raber has voting power but no investment power and options to acquire 7,390 common units that are currently exercisable or exercisable within 60 days of the Record Date. Mr. Raber can be contacted at the following address: 4643 S. Ulster Street, Suite 800, Denver, Colorado 80237.

(13)	Includes 5,163 restricted units over which Mr. Bopp has voting power but no investment power and options to acquire 12,998 common units that are currently exercisable or exercisable within 60 days of the Record Date.

(14)	Messrs. Crump, Danner, Griffiths, Johnson, Porter and Thacker, members of our Board of Directors, can be contacted at the following address: 2727 Allen Parkway, Suite 1200, Houston, Texas 77019.

(15)	Includes options to acquire 75,128 common units that are currently exercisable or exercisable within 60 days of the Record Date and 96,213 restricted units over which the beneficial owner has voting power but no investment power; also includes 2,080,954 common units that have been pledged as security for a loan (see footnote 2).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Copano/Operations, Inc.

Pursuant to an administrative and operating services agreement that we entered into in November 2004, Copano Operations provides us with management, operations and administrative support services, including certain field and administrative personnel, related personnel benefits and insurance, office facilities and related contents insurance, and office supplies and equipment. Mr. Eckel serves as Chairman and Chief Executive Officer of Copano Operations and is the indirect owner of its capital stock. In addition to their duties to us, certain Copano Operations’ employees also perform services on behalf of other entities that are controlled by Mr. Eckel, utilizing office space described below.

Copano Operations charges us for the costs that it incurs on our behalf without markup, based upon total monthly expenses incurred by Copano Operations less (i) a fixed allocation to reflect expenses incurred by Copano Operations for the benefit of other entities controlled by Mr. Eckel and (ii) any costs to be retained by Copano Operations or charged directly to an entity for which Copano Operations performed services. Under the services agreement, our obligation to reimburse Copano Operations for its costs is limited to costs of expenditures approved by us pursuant to our governance and delegation of authority process. For the year ended December 31, 2006, we reimbursed Copano Operations $3.3 million for administrative and operating costs, including payroll and benefits expenses for certain of our field and administrative personnel. While we are obligated to pay Copano Operations for all general, administrative and operating costs incurred pursuant to our services agreement with Copano Operations, certain unitholders that were investors prior to our initial public offering agreed to fund a portion of our general and administrative costs, as defined, in excess of a defined level for a period of three years beginning on January 1, 2005. Please read “Certain Relationships and Related Transactions — General and Administrative Expense Reimbursement Obligations” for a discussion of the obligations of these investors. The current term of our services agreement with Copano Operations extends through December 31, 2007 and is automatically extended for successive one-year terms unless Copano Operations or we provide at least 90 days’ notice of termination prior to commencement of a renewal term. If the services agreement terminates prior to May 30, 2010, we have agreed with Copano Operations that the responsibilities of the parties under the services agreement will continue with respect to the office lease for our Houston office described below through May 30, 2010. Our Audit Committee monitors activity under our services agreement with Copano Operations on a quarterly basis.

In connection with the services that Copano Operations provides to us and beginning in April 2003, certain of our subsidiaries became co-lessees with Copano Operations under the office lease agreement for our Houston office. Prior to May 2006, all lease expenses were paid by Copano Operations and included in the calculation of its charges to us. In May 2006, the leased premises were expanded and because the additional space is solely for our use, we agreed with Copano Operations to pay the associated lease expenses directly to the landlord. Lease expense for the original premises, which we share with Copano Operations, was $0.45 million for the year ended December 31, 2006 and was paid by Copano Operations and included in the calculation of its charges to us.

We believe that we obtained services from Copano Operations on terms no less favorable than those that could have been achieved with an unaffiliated entity.

Natural Gas Transactions

Two of our subsidiaries, Copano Field Services/Copano Bay, L.P. and Copano Field Services/Agua Dulce, L.P., purchase natural gas from and provide gathering and compression services to companies affiliated with Mr. Eckel, which include Camden Reserves, Inc., Live Oak Reserves, Inc., and Nueces Reserves, Inc. Mr. Eckel serves as President of each of these affiliated companies and is the indirect owner of more than 80% of each of these companies’ capital stock. During the year ended December 31, 2006, our subsidiaries purchased natural gas from affiliated companies of Mr. Eckel totaling $1.7 million and provided gathering and compression services to affiliated entities of Mr. Eckel totaling $0.03 million. Additionally, affiliated companies of Mr. Eckel reimbursed us $0.04 million for the year ended December 31, 2006 in gas lift costs. We believe that these purchases and sales were on terms no less favorable than those that could have been achieved with an unaffiliated entity. Our Conflicts Committee monitors natural gas transactions with companies affiliated with Mr. Eckel on a quarterly basis.

General and Administrative Expense Reimbursement Obligations

Pursuant to our limited liability company agreement, certain unitholders that were investors prior to our initial public offering, who we refer to as our pre-offering investors, agreed to reimburse us for our general and administrative expenses in excess of stated levels (subject to certain limitations discussed below) for a period of three years beginning on January 1, 2005. Specifically, to the extent our general and administrative expenses exceed the following levels, the portion of the general and administrative expenses ultimately funded by us (subject to certain adjustments and exclusions) will be limited, or capped, as indicated:

General and
Administrative
Year	Expense Limitation

1	$1.50 million per quarter
2	$1.65 million per quarter
3	$1.80 million per quarter

During this three-year period, the quarterly limitation on general and administrative expenses will be increased by 10% of the amount by which EBITDA (net income (loss) plus interest expense, provisions for income taxes and depreciation and amortization expense) for any quarter exceeds $5.4 million. Additionally, the cap may be extended beyond its initial three-year term at the same or a higher level by the affirmative vote of at least 95% of 5,557,378 common units held by our pre-offering investors or their assignees, voting together as a single class. We believe that an extension of the cap is unlikely; however, such determination will be made in the sole discretion of our pre-offering investors. This cap on general and administrative expenses excludes non-cash expenses as well as expenses we may incur in connection with potential acquisitions and capital improvements.

Pursuant to our limited liability company agreement, the reimbursement obligations of our pre-offering investors are limited solely to the amount of the distributions attributable to the 5,557,378 common and subordinated units owned by the pre-offering investors immediately prior to our initial public offering (the “Pre-IPO Units”). As a result of the conversion of our subordinated units to common units on a one-for-one basis effective February 14, 2007, these quarterly obligations will not exceed the amount of distributions we pay on 5,557,378 common units for the quarter for which the obligations are incurred. In order to facilitate the payment of any reimbursement obligation, our limited liability company agreement provides that we may deposit any distributions that are required to cover the obligation and are otherwise payable to our pre-offering investors, directly in the pre-offering investors’ escrow accounts. Also, to the extent that any of our pre-offering investors sell Pre-IPO Units, the buyer must assume the related reimbursement obligations or the selling pre-offering investor must deposit certain funds in its escrow account to secure the payment of any future reimbursement obligation with respect to the units transferred. During 2006, pre-offering investors made capital contributions to us in the aggregate amount of $4.6 million as reimbursement of excess general and administrative expenses for the fourth quarter of 2005 and the first three quarters of 2006. In February 2007, pre-offering investors made capital contributions to us in the aggregate amount of $1.5 million as reimbursement of excess general and administrative expenses for the fourth quarter of 2006. These contributions were funded from distributions on our units received by these pre-offering investors as well as from certain funds previously deposited in escrow in connection with unit transfers.

During the three-year period for which our pre-offering investors’ reimbursement obligation is in effect, the annual budget for our general and administrative expenses requires approval of a majority of the members of our Board of Directors, which approval shall not be unreasonably withheld. If the annual budget for general and administrative expenses is not approved, the budget for the preceding year will apply. Any change to the annual budget for general and administrative expenses which exceeds 10% of the budget for the prior year, or any adjustments to an approved annual budget exceeding 5% of the approved amount for any particular item, or 10% in the aggregate, during the applicable year, will require the unanimous approval of any of our directors affiliated with Credit Suisse Private Equity, EnCap Investments, L.P. or Copano Partners, L.P., which approval shall not be unreasonably withheld.

UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Unitholders may propose matters to be presented at unitholders’ meetings and may also recommend persons for nomination or nominate persons to be directors, subject to the formal procedures that have been established.

Proposals for 2008 Annual Meeting

Pursuant to rules promulgated by the SEC, any proposals of unitholders of our company intended to be presented at the Annual Meeting of Unitholders to be held in 2008 and included in our Proxy Statement and form of proxy relating to that meeting, must be received at our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas, 77019, no later than January 14, 2008, but no earlier than December 15, 2007. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.

In addition to the SEC rules described in the preceding paragraph, pursuant to Section 11.13 of our limited liability company agreement, only proposals of business made in accordance with the following procedures are eligible for consideration by our unitholders at an annual meeting of unitholders. Proposals eligible for consideration by our unitholders at an annual meeting of unitholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any holder of units who is entitled to vote at the meeting and who complied with the following notice procedures. For proposals to be properly brought before an annual meeting by a unitholder:

(i) the unitholder must have given timely notice thereof in writing to our Corporate Secretary,

(ii) such business must be a proper matter for unitholder action under our limited liability company agreement and the Delaware Act,

(iii) if the unitholder, or the beneficial owner on whose behalf any such proposal is made, has provided us with a solicitation notice, such unitholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of at least the percentage of outstanding units required under our limited liability company agreement or Delaware law to carry any such proposal, and must have included in such materials the solicitation notice, and

(iv) if no solicitation notice relating thereto has been timely provided, the unitholder or beneficial owner proposing such business must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice. Our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a proposal of business to be considered at the 2008 Annual Meeting of Unitholders, a unitholder’s notice should be properly submitted to our Corporate Secretary at our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas, 77019, no later than January 14, 2008, but not earlier than December 15, 2007.

A unitholder’s notice to our Corporate Secretary must set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such unitholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such unitholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of units required under our limited liability company agreement or Delaware law to carry the proposal.

Nominations for 2008 Annual Meeting and for Any Special Meeting

Pursuant to Section 11.13(b) of our limited liability company agreement, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to our Board of Directors may be made at a meeting of unitholders only (a) by or at the direction of the Board of

Directors or (b) by any unitholder of our company: (i) who is entitled to vote at the meeting, (ii) who was a record holder of a sufficient number of common units as of the record date for such meeting to elect one or more members to the Board of Directors assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of units (or, in the case where such holder holds a sufficient number of units to elect more than one director, such holder votes its units as efficiently as possible for such candidates and such candidates receive no further votes from holders of outstanding units) and (iii) who complies with the following notice procedures. All nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to our Corporate Secretary. With respect to director elections held at our Annual Meetings, our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a nomination of any person for election to our Board of Directors to be considered at the 2008 Annual Meeting of Unitholders, it must be properly submitted to our Corporate Secretary at our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas, 77019, no later than January 14, 2008, but not earlier than December 15, 2007. Our limited liability company also provides that unitholder nominations of persons for election to the Board of Directors may be made at a special meeting of unitholders at which directors are to be elected pursuant to our notice of meeting provided unitholder notice of the nomination is timely. To be timely, a unitholder’s notice must be delivered to our Corporate Secretary not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

A unitholder’s notice to our Corporate Secretary must set forth (a) as to each person whom the unitholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such unitholder as they appear on our books and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of units to elect such nominee or nominees.

Recommendation of Director Candidates to the Nominating and Governance Committee

A unitholder or a group of unitholders may recommend potential candidates for consideration by the Nominating and Governance Committee by sending a written request to our Corporate Secretary not earlier than the 150th calendar day and not later than the 90th calendar day before the first anniversary of the mailing of the proxy materials in connection with the preceding year’s annual meeting. Such written request must be sent to our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. The unitholder or group of unitholders making the recommendation must also disclose, with the written request described above, the number of units that the unitholder or group of unitholders beneficially owns and the period of time the unitholder or group of unitholders has beneficially owned the units. Additional information may be requested from time to time by the committee from the nominee or the unitholder or group of unitholders.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our representatives in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by our representatives to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the Record Date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice.

If a unitholder wishes to give such holder’s proxy to someone other than the names appearing in the proxy card, the names appearing in the proxy card must be crossed out and the name of another individual or individuals (not more than three) inserted. The signed card must be presented at the Annual Meeting by the individual or individuals representing such unitholder.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov.  You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.copanoenergy.com, where we post our SEC filings.

You may request copies of our filings, including any documents incorporated by reference in this Proxy Statement as described below, without charge, by calling our Investor Relations representative at (713) 621-9547 or write to Investor Relations, 2727 Allen Parkway, Suite 1200 Houston, Texas 77019.

If you would like to request documents from us, please do so at least five business days before the date of the Annual Meeting in order to receive timely delivery of the documents before the Annual Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your units at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this Proxy Statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

OTHER MATTERS FOR 2007 ANNUAL MEETING

As of the date of this Proxy Statement, our Board of Directors knows of no matters to be acted upon at the Annual Meeting other than the proposals included in the accompanying notice and described in this Proxy Statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Douglas L. Lawing
Vice President, General Counsel and Secretary

Houston, Texas
April 13, 2007

ANNUAL MEETING OF UNITHOLDERS OF
COPANO ENERGY, L.L.C.
May 24, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided. â

         20730000000000000000     5                                                                        052407

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Ratification of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending December 31, 2007.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	James G. Crump
		¡	Ernie L. Danner
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	John R. Eckel, Jr. Scott A. Griffiths Michael L. Johnson
This Proxy is revocable and will be voted as you specify herein. If no specification is made, this Proxy will be voted FOR the nominees listed (with your votes distributed evenly among the nominees) and FOR ratification of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending December 31, 2007, and in accordance with the judgment of the persons voting the Proxy with respect to any other matter that may properly be presented at the meeting. Receipt of the Notice of the 2007 Annual Meeting and the related Proxy Statement is hereby acknowledged.

☐	FOR ALL EXCEPT (See Instructions below)	¡ ¡	T. William Porter William L. Thacker

TO CUMULATE YOUR VOTE FOR ONE OR MORE OF THE ABOVE NOMINEE(S), WRITE THE NUMBER OF CUMULATED VOTES YOU WISH TO ALLOCATE TO SUCH NOMINEE(S) IN THE SPACE TO THE RIGHT OF THE NOMINEE(S) NAME(S). IF YOU ARE CUMULATING YOUR VOTE, DO NOT MARK THE CIRCLE. PLEASE SEE PAGE 4 OF THE PROXY STATEMENT FOR FURTHER INFORMATION REGARDING CUMULATIVE VOTING.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY
COPANO ENERGY, L.L.C.
PROXY FOR 2007 ANNUAL MEETING OF UNITHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
      The undersigned hereby appoints John R. Eckel, Jr. and T. William Porter, and each of them, with or without the other, proxies, with full power of substitution, to vote all units that the undersigned is entitled to vote at the 2007 Annual Meeting of Unitholders of Copano Energy, L.L.C. (the “Company”), to be held at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019, on May 24, 2007, at 9:00 a.m., Central Daylight Time, and all adjournments and postponements thereof as follows:
(Continued and to be signed on the reverse side.)
14475